Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AS PERMITTED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

CONFIDENTIAL

MASTER SERVICES, LICENSE AND

EQUIPMENT AGREEMENT

by and between

GreenBox Systems LLC

and

Symbotic LLC

Dated

July 23, 2023

Table of Contents

ARTICLE I

STRUCTURE OF THE AGREEMENT; DESCRIPTION OF THE WORK

1.1	General	1
1.2	Structure of Agreement	2
1.3	Commitment	2
1.4	Projects and Services	2
1.5	Scheduling	3
1.6	Administrative Matters Relating to Project SOWs	4
1.7	Change Orders	4
1.8	Duly Authorized Representatives	5
1.9	Subscriber Matters	5
1.10	In-Kind Contributions under the LLC Agreement	6

ARTICLE II

TESTING AND ACCEPTANCE

2.1	Development of Acceptance Criteria	7
2.2	Acceptance Testing	7

ARTICLE III

SUPPLY TERMS

3.1	Equipment	8
3.2	Freight; Delivery	8
3.3	Title and Risk of Loss	9

ARTICLE IV

LEGAL REQUIREMENTS; PERFORMANCE

4.1	Legal Requirements	9
4.2	Classification of Symbotic System	9

ARTICLE V

DUTIES AND RESPONSIBILITIES OF THE PARTIES

5.1	Responsibilities Matrix	10
5.2	Cooperation	10
5.3	Symbotic Duties and Responsibilities	10
5.4	Duties and Responsibilities of Customer	11
5.5	Compliance with Policies and Procedures	11

ARTICLE VI

EXCUSE OF PERFORMANCE
6.1	Excuse of Customer Performance	12
6.2	Excuse of Symbotic Performance	12

ARTICLE VII

INTELLECTUAL PROPERTY RIGHTS

7.1	Intellectual Property Ownership	13
7.2	No Other Jointly-Developed or Customer-Owned Work Product	14
7.3	Licenses	15
7.4	Escrow Deposit	17
7.5	Bankruptcy	20

ARTICLE VIII

SUPERINTENDENCE AND EMPLOYEES

8.1	Symbotic Personnel	21
8.2	Customer Personnel and Customer-Authorized Third Parties	21
8.3	Removal of Symbotic Personnel	21
8.4	Subcontractors	22
8.5	Relationship of Personnel	22

ARTICLE IX

FEES; PAYMENTS

9.1	Charges	22
9.2	Invoicing	22
9.3	Payment Disputes	23
9.4	Adjustments for Inflation	23
9.5	Taxes	23

ARTICLE X

INSURANCE REQUIREMENTS

10.1	Symbotic Insurance Requirements	26
10.2	Customer Insurance Requirements	27
10.3	Payment and Performance Bonds	29

ARTICLE XI

CUSTOMER FINANCING; OTHER OPPORTUNITIES

11.1	LAAS Opportunity	29
11.2	Financing Opportunity	30
11.3	Termination of LAAS and Financing Opportunities	31
11.4	Sales Support	31
11.5	Exclusivity Entity	32

ARTICLE XII

CONFIDENTIALITY AND ACCESS TO CUSTOMER SYSTEMS

12.1	Treatment of Confidential Information Generally	32
12.2	Exceptions	33
12.3	Permitted Use	33
12.4	Mandatory Disclosure	33
12.5	Return; Destruction of Information	33
12.6	Disclosure to Representatives; Obligations	34
12.7	No Customer Personal Information	34
12.8	Treatment of Security Information	34

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES; WARRANTY; CORRECTION OF DEFECTS

13.1	Symbotic Representations and Warranties	35
13.2	System Warranty	36
13.3	Customer Representations and Warranties	37
13.4	No Additional Representations or Warranties	37

ARTICLE XIV

INDEMNIFICATION; LIMITATION OF LIABILITY

14.1	Symbotic Indemnification Obligations	38
14.2	Customer Indemnity Obligations	38
14.3	Indemnification Procedure	39
14.4	No Consequential Damages	40
14.5	Limitation of Liability	41
14.6	Exclusion from Liability Cap	41
14.7	Treatment of Claims Under the Software Support and Maintenance Agreement	42

ARTICLE XV

TERM AND TERMINATION

15.1	Term	42
15.2	Extension Discussions	42
15.3	Extension for Symbotic Delay	42
15.4	Termination by Customer for Symbotic Material Breach	43
15.5	Termination by Symbotic for Customer Material Breach	43
15.6	Termination for Insolvency	43
15.7	Termination for Convenience	43
15.8	Termination Due to Customer Dissolution	43
15.9	Termination Payments	43
15.10	Obligations upon Termination	44
15.11	Survival of Obligations	45

ARTICLE XVI

DISPUTE RESOLUTION

16.1	Arbitration	45
16.2	Consolidation	46

ARTICLE XVII

RECORDS/AUDITS

17.1	Records/Audits	46
17.2	Symbotic Audit	47

ARTICLE XVIII

FORCE MAJEURE

18.1	Force Majeure	47

ARTICLE XIX

MISCELLANEOUS PROVISIONS

19.1	Integrated Agreement	48
19.2	Symbotic Entities	48
19.3	Severability	48
19.4	Interpretation	48
19.5	Equitable Relief	49
19.6	Successors and Assigns	49
19.7	Cumulative Remedies	50
19.8	Late Payments; Set-Off	50

19.9	Governing Law	50
19.10	Jurisdiction; Venue	50
19.11	Waiver of Right to Jury Trial	50
19.12	Publicity	50
19.13	Waiver	51
19.14	Notices	51
19.15	Headings	52
19.16	Amendment and Modification	52
19.17	Counterparts	52
19.18	Ambiguities	52

v

List of Schedules and Exhibits:

[***]	[***]

Exhibit A	Definitions

Exhibit B	Expected Timeline

Exhibit C	Form of Project SOW

Exhibit D	Pricing

Exhibit E	Software License and Subscription SOW

Exhibit F	Form of Operations and Maintenance SOW

Exhibit G	Software Support and Maintenance Agreement

Exhibit H	Responsibilities Matrix

Exhibit I	Performance Standards and Acceptance Criteria

MASTER SERVICES, LICENSE AND

EQUIPMENT AGREEMENT

This Master Services, License and Equipment Agreement (this “Agreement”), dated July 23, 2023 (the “Effective Date”), is entered into by and between GreenBox Systems LLC, a Delaware limited liability company (“Customer”), and Symbotic LLC, a Delaware limited liability company (“Symbotic,” and, collectively with Customer, the “Parties”). Unless otherwise defined in this Agreement or context otherwise requires, capitalized terms shall have the meanings ascribed to such terms in Exhibit A.

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Symbotic Inc., a Delaware corporation (“Symbotic Inc.”), Symbotic Holdings LLC, a Delaware limited liability company (“Symbotic Holdings”), Symbotic LLC, a Delaware limited liability company (“Symbotic LLC”), Sunlight Investment Corp., a Delaware corporation (“Sunlight”) and SVF II Strategic Investments AIV LLC, a Delaware limited liability company (“SVF” and, together with Sunlight, the “SB Group”), and Customer entered into that certain Framework Agreement (the “Framework Agreement”), pursuant to which Symbotic Inc., Symbotic Holdings, SB Group and Customer agreed, among other things, to establish a joint venture to conduct the Business;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, pursuant to the Framework Agreement, Customer, Symbotic Holdings and Sunlight entered into that certain Limited Liability Company Agreement of Customer (the “LLC Agreement”) governing such parties’ respective rights and obligations with respect to such joint venture; and

WHEREAS, pursuant to the Framework Agreement, the Parties desire to enter into this Agreement to set forth the terms, conditions, rights and obligations governing the design, installation, implementation and operation of the Symbotic Systems by Symbotic for Customer.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy whereof are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE I

STRUCTURE OF THE AGREEMENT; DESCRIPTION OF THE WORK

1.1 General. This Agreement sets out the terms, conditions, rights and obligations governing the design, installation, implementation and operation of the Symbotic Systems by Symbotic for Customer within the Territory, including the general legal terms and conditions with respect thereto and the organizational framework governing the relationship between Symbotic and Customer.

1.2 Structure of Agreement. Symbotic shall install, implement, extend, update, or supplement Symbotic Systems at locations of Customer within the Territory (each, a “Site”), or otherwise provide Equipment, Services, Software or other Deliverables or license Intellectual Property, in each case, pursuant to a written statement of work (each, a “SOW”). Each such SOW shall incorporate this Agreement’s terms, conditions, rights and obligations and form a distinct contract. The Parties acknowledge and agree that where a term, condition, right or obligation is not set forth in this Agreement or a SOW, nothing in this Agreement shall imply that any such term, condition, right or obligation exists or is the responsibility of any Party or that either Party assumes such responsibility or obligation.

1.3 Commitment. Subject to the terms of this Agreement, Customer shall expend at least $7,500,000,000 in the aggregate to purchase the Symbotic Systems (the “Purchase Commitment”) (for the avoidance of doubt, the Purchase Commitment shall not include any Software License fees, fees for the Software Maintenance Services, fees for any operations and maintenance Services specified in an Operations and Maintenance SOW, fees for other Services as may be specified in a Software License and Subscription SOW, or the cost of spare parts). The Symbotic Systems shall be implemented on the timeline set forth on Exhibit B (Expected Timeline), as such timeline may be modified from time to time in accordance with the Rolling Project Schedule and the other terms of this Agreement. Notwithstanding anything to the contrary set forth herein, Customer may credit $100,000,000 against the Purchase Commitment to account for operating expenses expended by Customer in connection with this Agreement.

1.4 Projects and Services.

(a) Projects. For each new Symbotic System purchased by Customer to be installed and implemented by Symbotic for a Site (each such installation and implementation, a “Project”), the Parties shall enter into a SOW for the Project substantially in the form of Exhibit C (each, a “Project SOW”), for the Work procured in such Project SOW.

(b) Site Inspection; Design Documents. Customer shall provide Symbotic with reasonable access to and information regarding the Site for Symbotic to prepare the Design Documents for the Project. Symbotic shall prepare and provide to Customer all the drawings and specifications necessary for the installation and implementation of the Symbotic System for the Project (all Site drawings and specifications for Work prepared by Symbotic, the “Design Documents”).

(c) At the time that the Parties agree that all work necessary to draft a Project SOW has been completed, the Parties shall prepare and finalize a Project SOW attaching the Design Documents and describing in sufficient detail: (i) the Site; (ii) the Symbotic System to be installed at such Site, including the number and type of components that comprise the Symbotic System for such Site; (iii) the Project Time Schedule for such Project; (iv) the Work to be performed by Symbotic for such Project, including installation and implementation of the Symbotic System and, if applicable, integration of the Symbotic System with Customer Systems, testing of all hardware and software components required for the Symbotic System operation, and coordinating the operational production ramp-up of such Project; (v) the Customer Site Responsibilities; and (vi) the applicable purchase price and milestone payment schedule for such Project, which shall be determined pursuant to Exhibit D (Pricing). For each Project, Symbotic shall create and provide Customer with editable electronic copies of a set of drawings that shall reflect all changes made to the Project during performance of the Work, and that show the dimensions, geometry, and location of all elements of such Project (the “As-Built Drawings”) no later than 90 days after Preliminary Acceptance of the Project. The As-Built Drawings shall be marked as “PROJECT RECORD” in red prominently displayed letters. Symbotic shall deliver the non-equipment Deliverables identified in the Project SOW within 90 days after Preliminary Acceptance, unless the Project SOW specifies a different delivery time.

(d) Software License and Subscription SOW. For each Project, the Parties shall also enter into a SOW, substantially in the form of Exhibit E (each, a “Software License and Subscription SOW”), which shall set forth the Software License fees, the fees for the Software Maintenance Services and, if specified, the fees for other Services specified therein, [***] as set forth in the Software License and Subscription SOW executed by the Parties for a respective Site.

(e) Operations and Maintenance Services SOW. For each Project, the Parties may also enter into a SOW, substantially in the form of Exhibit F (each, an “Operations and Maintenance SOW”), outlining the terms of operation and maintenance Services that Symbotic shall ramp up prior to and provide following Preliminary Acceptance of the applicable Symbotic System, including any reporting requirements in connection with such operation and maintenance Services.

(f) Software Support and Maintenance Agreement. Contemporaneously with the execution and delivery of this Agreement, the Parties will enter into a separate software support and maintenance agreement (the “Software Support and Maintenance Agreement”) substantially in the form of Exhibit G, which sets forth the scope of support and maintenance services that Symbotic shall provide to Customer in connection with the Symbotic System Software (the “Software Maintenance Services”).

(g) Other Services. A SOW may also set forth future phases of work for the Implemented Symbotic System. Such descriptions of future work may include future options that Customer may exercise to procure Services, Equipment, Software or Intellectual Property rights. Symbotic shall not, and shall not be obligated to, provide any Services, Equipment, Software, or other Deliverable or license any Intellectual Property unless it has agreed to do so pursuant to a SOW signed by a Duly Authorized Representative of Symbotic. Customer shall not, and shall not be obligated to, purchase any Equipment, Software, Services, upgrades or additional features unless it has agreed to do so pursuant to an SOW signed by a Duly Authorized Representative of Customer.

1.5 Scheduling. Symbotic and Customer, each acting reasonably, shall develop and maintain a mutually agreed [***] rolling project schedule based on the planned Installation Commencement Date for Symbotic Systems in the [***] (the “Rolling Project Schedule”). The Rolling Project Schedule shall be consistent in all material respects with Exhibit B (Expected Timeline) and shall indicate the number of Symbotic Systems, if any, with planned Installation Commencement Dates during [***], the Project Sites where they are to be installed, the date by which the Parties anticipate finalization of the Project SOW for each Symbotic System (each, a “Project SOW Date”), and the scheduled dates for Preliminary Acceptance and Final Acceptance for the applicable Symbotic Systems. Customer may request modifications to the Rolling Project Schedule, which shall be subject to approval by Symbotic (such approval not to be unreasonably withheld, conditioned or delayed) and compliance with Section 2 (Changes to Approved Schedule) of Exhibit B (Expected Timeline).

1.6 Administrative Matters Relating to Project SOWs.

(a) For administration purposes, SOWs shall be numbered using a special designation for each Project Site. No performance or partial performance of Services shall be deemed complete unless such Services comply with the express representations and warranties set forth in Article XIII (Representations and Warranties; Warranty; Correction of Defects). Symbotic shall keep Customer reasonably informed of Symbotic’s progress related to Services and Deliverables. In addition to the reports systematically generated by the Symbotic System itself, Symbotic shall provide reports related to the Work in accordance with the applicable SOW.

(b) If a SOW does not specify a time period for a responding Party’s response, the requesting Party may specify a reasonable time period in the context of the specific Services, Equipment, Software or other rights at issue. The Party receiving the request shall use commercially reasonable efforts to comply with the request in the time period specified by the requesting Party.

(c) Customer shall use commercially reasonable efforts to provide Symbotic with any other access, authorizations or information as described in a SOW or as otherwise reasonably necessary or desirable for Symbotic to perform its obligations as contemplated herein.

1.7 Change Orders. The Parties may desire to make modifications to the Work, Services or Deliverables set forth in a SOW, or render or request additional Work, Services or Deliverables that were not contemplated by the Parties when a SOW was created. If so, the Parties shall, each acting reasonably, discuss such changes and, if mutually agreed, enter into a written change order describing such changes in sufficient detail, including to the extent applicable, (a) any changes to the Cost of Material and Labor for such Project and (b) any adjustments to the Project Time Schedule (a “Change Order”). If the Parties determine to implement the Change Order, a Duly Authorized Representative of each Party shall execute and deliver the Change Order, which shall become a part of the applicable SOW, and all references to such SOW thereafter shall include such changes as set forth in the applicable Change Order. Upon the execution and delivery of a Change Order, Symbotic shall proceed as promptly as practicable with the agreed changes in the SOW ordered, and the SOW (including the Change Order thereto) and this Agreement shall continue to govern all applicable Work, Services and Deliverables provided by Symbotic to Customer pursuant to such SOW. To the extent the Change Order includes any agreed changes to the Cost of Material and Labor, Customer shall compensate Symbotic (or Symbotic shall issue a credit, if applicable) for implementation thereof pursuant to the Change Order. For the avoidance of doubt, except as otherwise required under this Agreement or any other SOW, Symbotic shall have no obligation to perform any changes to the Work, Services or Deliverables under any SOW or otherwise hereunder unless and until the execution and delivery of a Change Order.

1.8 Duly Authorized Representatives. Each Party, unless expressly provided for otherwise herein, shall appoint, as soon as reasonably practicable after the date of this Agreement, a Representative or Representatives (each such Representative, a “Duly Authorized Representative”), who shall be responsible for coordinating and managing the Work, Services and Deliverables provided and received hereunder and shall, unless expressly provided for otherwise herein, have authority to act on the applicable Party’s behalf with respect to matters relating to this Agreement, including the execution of SOWs and Change Orders (unless and until a replacement Duly Authorized Representative is designated by the applicable Party by written notice to the other Party). Each Party shall notify the other Party, in writing, as soon as practicable after the appointment of such Duly Authorized Representative, but no more than 10 Business Days after such appointment.

1.9 Subscriber Matters.

(a) Subject to the other provisions of this Section 1.9, for a given Project or Site, so long as Customer shall have provided reasonable advance notice to Symbotic, Customer may direct that (i) the provision of services or performance of obligations contemplated under this Agreement to be provided or performed by Symbotic to or for the benefit of Customer shall be provided to or performed for the benefit of the applicable Subscriber for such Project or Site in lieu of Customer and (ii) in lieu of Customer performing its obligations under this Agreement, the applicable Subscriber for such Project or Site perform such obligations; provided that Customer shall at all times remain solely responsible and liable for the performance of all of Customer’s obligations contemplated by this Agreement.

(b) For a given Project or Site, Symbotic shall reasonably cooperate with Customer to assist Customer in addressing any reasonable request of Subscriber made to Customer related to such Project or Site, as applicable; provided that (i) prior to any Symbotic Confidential Information being shared with Subscriber in response to any such request, Subscriber must agree to treat Symbotic Confidential Information in a confidential manner and in accordance with the provisions of Article XII (Confidentiality and Access to Customer Systems); and (ii) all costs and expenses of Symbotic arising out of or related to any such requests shall be included in the Cost of Material and Labor; provided that Symbotic shall have no obligation pursuant to this clause (b) to the extent such obligation would unreasonably interfere with the normal operation of the business of Symbotic and exceed the obligations that Symbotic otherwise owes to Customer under this Agreement.

(c) Customer may, by prior written notice to Symbotic, reasonably designate that, with respect to such Project or Site, as applicable, (i) Subscriber’s policies and procedures shall apply for purposes of Section 5.5(a) (Compliance with Customer Policies and Procedures) and, if so designated, Symbotic’s compliance with such policies and procedures shall be deemed to be Symbotic’s compliance with such section and (ii) Subscriber’s insurance shall apply for purposes of Section 10.2 (Customer Insurance Requirements). Customer may also grant sublicenses to any Subscriber under the licenses granted to Customer pursuant to Section 7.3 (Licenses); provided that Customer shall ensure that Symbotic is a third-party beneficiary of any such sublicense agreement, such sublicenses shall solely be used by Subscriber of Symbotic System Software, Software Documentation, and Symbotic Property in connection with the applicable Project or Site, such sublicenses do not grant the right for such Subscriber to assign any rights thereunder or sublicense the rights under such sublicense, such sublicenses shall be conditioned on such Subscriber’s compliance with the obligations and limitations applicable to Customer under Article VII (Intellectual Property Rights) below, and Customer shall remain jointly and severally liable for any breach by a Subscriber of any of the foregoing.

(d) To the extent any action on the part of Subscriber is necessary for Customer to satisfy its obligations under this Agreement, this Agreement shall be deemed to include an undertaking on part of Customer to cause Subscriber to take such action. Notwithstanding anything to the contrary in this Agreement, including any limitations set forth in Article XIV (Indemnification; Limitation of Liability), (i) under no circumstances shall (A) any Subscriber be considered a third-party beneficiary hereunder, (B) Symbotic be directly liable to any Subscriber and (C) any Subscriber, Affiliate thereof or any of its or their respective Representatives have the right to bring any Action against Symbotic, any of its Affiliates or any of its or their respective Representatives claiming a breach of this Agreement (a “Subscriber Claim”), (ii) Customer shall indemnify, defend and hold harmless Symbotic, its Affiliates and its and their respective Representatives for any costs, expenses, losses and/or damages of any kind arising out of any Subscriber Claim, provided that to the extent practicable, after consultation between Customer and Symbotic, Customer shall control the defense of any Subscriber Claim and, at Customer’s sole cost and expense, Symbotic shall use commercially reasonable efforts to cooperate in connection therewith, and (iii) any act or omission by any Subscriber that would be a breach of this Agreement if such act or omission was made by Customer shall be deemed a breach of this Agreement by Customer. For the avoidance of doubt, the provisions of this Section 1.9(d) (Subscriber Matters) shall not limit Customer’s ability to properly exercise its rights pursuant to this Agreement.

1.10 In-Kind Contributions under the LLC Agreement. In the event the Symbotic Member (as defined in the LLC Agreement) makes an In-Kind Contribution (as defined in the LLC Agreement) of Symbotic Systems pursuant to the terms of the LLC Agreement (which Symbotic Systems, for the avoidance of doubt, shall be valued at the Cost of Material and Labor of such Symbotic Systems for purposes of such In-Kind Contribution), Customer shall be required to pay all other payments or financial obligations with respect to such Symbotic Systems, excluding the Cost of Material and Labor, including, for the avoidance of doubt, the Margin Payment (as defined in Exhibit D (Pricing)), Software License Fee and all Charges (other than the Cost of Material and Labor) with respect to such Symbotic Systems pursuant to the terms of this Agreement. For the avoidance of doubt, to the extent such amounts paid by Customer consist of costs to be included in the Purchase Commitment in accordance with Section 1.3 (Commitment), such amounts shall be credited against the Purchase Commitment payable by Customer under this Agreement. For illustration purposes only, if the Symbotic Member makes an In-Kind Contribution of Symbotic Systems with Cost of Material and Labor of [***] and in respect of which the Margin Payment (as defined in Exhibit D (Pricing), Software License Fee and all other Charges (other than the Cost of Material and Labor) total [***], then the Symbotic Member shall be credited under the LLC Agreement for a capital contribution of [***] and Symbotic shall be entitled to receive [***] pursuant to this Agreement.

ARTICLE II

TESTING AND ACCEPTANCE

2.1 Development of Acceptance Criteria. Symbotic and Customer shall develop acceptance criteria, metrics and testing methodologies for preliminary acceptance of a Project (“Preliminary Acceptance”) and final acceptance of a Project (“Final Acceptance”), in each case, based on Exhibit I (Performance Standards and Acceptance Criteria), and shall include such criteria, metrics and methodologies in the Specifications set forth in the applicable Project SOW.

2.2 Acceptance Testing.

(a) Symbotic shall test each Symbotic System installed at a Project Site in accordance with the test plan set forth in the Project SOW. Testing of each Symbotic System installed at a Project Site in a production environment shall commence at the point at which the first case is available to ship from such Symbotic System installed at the applicable Project Site.

(b) Preliminary Acceptance. Symbotic shall (i) ensure that the applicable Symbotic System meets the Preliminary Acceptance Criteria set forth in the applicable Project SOW, using commercially reasonable efforts to meet such criteria no later than the date specified in the applicable Project SOW and (ii) provide Customer written notice (the “Preliminary Acceptance Notice”) at such time that Symbotic determines that a Symbotic System meets the Preliminary Acceptance Criteria. Customer may either confirm or dispute the Preliminary Acceptance Notice pursuant to the following sentence and Section 2.2(d) (Acceptance Disputes). If Customer disputes the Preliminary Acceptance Notice, Customer shall promptly notify Symbotic’s Duly Authorized Representative, in writing, providing sufficient detail and reasonable evidence of the basis for such dispute within [***] of receipt of the Preliminary Acceptance Notice. Preliminary Acceptance for a Symbotic System shall be deemed to occur on the date that is the earlier of (A) the date Customer provides written notice confirming that a Symbotic System meets the Preliminary Acceptance Criteria, (B) the [***] after Customer receives the Preliminary Acceptance Notice, if Customer does not respond to the Preliminary Acceptance Notice; provided that if Customer notifies Symbotic in writing prior to such [***] that it requires an extension to evaluate such Preliminary Acceptance Notice, such deadline shall be deemed to be extended for [***] or such longer period as may be mutually agreed by the Parties in writing (it being understood and agreed such deadline may only be extended once) and (C) if disputed pursuant to Section 2.2(d) (Acceptance Disputes), such date that the arbitrator pursuant to Article XVI (Dispute Resolution) determines that the Preliminary Acceptance Criteria was satisfied. Following Preliminary Acceptance, Symbotic shall provide operational ramp-up support of such Symbotic System installed at a Site as set forth in the Exhibit C (Form of Project SOW).

(c) Final Acceptance. Symbotic shall (i) ensure that the applicable Symbotic System meets the Final Acceptance Criteria set forth in the applicable Project SOW, using commercially reasonable efforts to meet such criteria no later than the date specified in the applicable Project SOW and (ii) provide Customer written notice (the “Final Acceptance Notice”) at such time that Symbotic determines that a Symbotic System meets the Final Acceptance Criteria. Customer may either confirm or dispute the Final Acceptance Notice pursuant to the following sentence and Section 2.2(d) (Acceptance Disputes). If Customer disputes the Final Acceptance

Notice, Customer shall promptly notify Symbotic’s Duly Authorized Representative, in writing, providing sufficient detail and reasonable evidence of the basis for such dispute within [***] of receipt of the Final Acceptance Notice. Final Acceptance for a Symbotic System shall be deemed to occur on the date that is the earlier of (A) the date Customer provides written notice confirming that a Symbotic System meets the Final Acceptance Criteria, (B) the [***] after Customer receives the Final Acceptance Notice, if Customer does not respond to the Final Acceptance Notice; provided that if Customer notifies Symbotic in writing prior to such [***] that it requires an extension to evaluate such Final Acceptance Notice, such deadline shall be deemed to be extended for [***] or such longer period as may be mutually agreed by the Parties in writing (it being understood and agreed such deadline may only be extended once) and (C) if disputed pursuant to Section 2.2(d) (Acceptance Disputes), such date that the arbitrator pursuant to Article XVI (Dispute Resolution) determines that the Final Acceptance Criteria was satisfied.

(d) Acceptance Disputes. In the event Customer disputes Symbotic’s determination of Preliminary Acceptance or Final Acceptance by delivering a dispute notice within [***] of receipt of the Preliminary Acceptance Notice or Final Acceptance Notice (subject to the [***] or longer extension, as contemplated by Section 2.2(b) (Preliminary Acceptance) or Section 2.2(c) (Final Acceptance)), as set forth in Section 2.2(b) (Preliminary Acceptance) or Section 2.2(c) (Final Acceptance), as applicable, such matter shall be escalated to the Duly Authorized Representatives of each Party with a goal of resolving such dispute within [***] from the date any of the events contemplated above occur. In the event that the Duly Authorized Representatives cannot resolve the dispute within such time frame, the Parties shall engage in the dispute resolution process pursuant to Article XVI (Dispute Resolution).

ARTICLE III

SUPPLY TERMS

3.1 Equipment. All Equipment shall be supplied in all material respects pursuant to the description of Equipment specified in the Specifications set forth in the applicable Project SOW.

3.2 Freight; Delivery. Unless otherwise set forth in a Project SOW, freight terms for the Equipment shall be “Free on Board” origin (“F.O.B. Origin”). Symbotic shall utilize Customer’s designated carriers, and, absent identification, use only suitable carriers that are qualified based on international industry standards to ship the Equipment, selecting the most cost-effective mode of transportation reasonably available. Symbotic shall also use its commercially reasonable efforts to provide for Third Party billing directly to Customer, if requested in writing by the Customer. In the event that expedited shipment of Equipment or materials is reasonably required or considered advisable by Symbotic (acting reasonably), Symbotic shall submit to Customer reasonable documentation supporting the requirement for expedited shipment and the increased costs for Customer approval. The Customer shall then have until 5:00pm New York time on the first Business Day following the date of Symbotic’s submission of the request for Customer approval to either accept or deny the request; provided that the request shall be deemed accepted if the Customer fails to respond by such time. In the event that Customer denies the request, Symbotic shall not be responsible for any delays or other costs associated with such denial.

3.3 Title and Risk of Loss. Subject to the terms of this Agreement, unless otherwise set forth in a Project SOW, legal title and ownership of the Equipment (excluding any Software installed thereon, or Intellectual Property rights embodied therein) shall pass to Customer upon delivery of the Equipment to the freight carrier for shipment to the Site and shall be free and clear of any and all Liens (other than those related to payment terms with respect to such Equipment and those created by Customer in favor of Third Parties or that result from Customer’s failure to pay any Covered Taxes for which it is responsible hereunder) F.O.B. Origin. Once delivered to the freight carrier, risk of loss for the Equipment shall pass to Customer. In the event that Customer requires that the risk of loss for the Equipment pass to Customer upon delivery of the Equipment to the Site, the Project SOW shall explicitly state such requirement, Symbotic shall procure all-risk freight insurance for such Equipment that is reasonably cost effective and Customer shall pay all costs associated with such insurance.

ARTICLE IV

LEGAL REQUIREMENTS; PERFORMANCE

4.1 Legal Requirements. Symbotic and Customer shall comply with all Legal Requirements relating to the Site. Except to the extent otherwise expressly stated in a Project SOW, (a) Customer shall be responsible, at its own cost and expense, for obtaining any consents required from any Third Party or making or delivering any filings or notices under any applicable Laws necessary for completion of the Work for each Project, (b) Customer shall be responsible, at its own cost and expense, for obtaining all Permits necessary for completion of the Work for each Project related to the operation of Customer’s business generally, or providing access to, or having Work performed at a Site, and (c) Symbotic shall be responsible, at its own cost and expense, for obtaining all Permits (i) required to be obtained by Symbotic for the performance of the Work pursuant to a Project SOW; provided, that, for such Permits obtained by Symbotic, unless otherwise set forth in a Project SOW, Symbotic shall be fully reimbursed for all costs and expenses incurred by Symbotic in connection therewith, including the cost of the Permit itself, upon proper documentation in accordance with Section 9.2(a) (Submission and Payment of Invoices) or (ii) related to the operation of the Symbotic business generally. In the event a Party obtains a Third Party consent or a Permit that was otherwise allocated to the other Party, it shall be fully reimbursed by the other Party for its costs and expenses in obtaining such Permit (including the cost of the Permit itself) upon proper documentation in accordance with Section 9.2(a) (Submission and Payment of Invoices). For the avoidance of doubt, any out-of-pocket costs or expenses incurred by Symbotic in connection with obtaining a Permit (including the cost of the Permit itself) shall not be deemed to be Cost of Material and Labor. Unless otherwise specified in a Project SOW or Exhibit D (Pricing), any overhead costs or expenses incurred by Symbotic in connection with obtaining a Permit or Third Party consent shall be borne by Symbotic.

4.2 Classification of Symbotic System. Customer understands and agrees that the Implemented Symbotic System is and shall be considered industrial machinery (a machine) under the definition of the International Building Code, United States National and local building codes. If the Implemented Symbotic System is reclassified as anything other than industrial machinery (a machine) for any reason, the Parties shall negotiate (acting reasonably) with respect to and agree upon one or more Change Orders to adjust the schedule and purchase price for any adjustments necessary or appropriate to address such reclassification.

ARTICLE V

DUTIES AND RESPONSIBILITIES OF THE PARTIES

5.1 Responsibilities Matrix. The default allocation of responsibilities of the Parties for a Project under the Form of Project SOW is set forth in the matrix set forth in Exhibit H (the “Responsibilities Matrix”). The Parties may adjust the allocation of responsibilities by mutual agreement in a specific Project SOW.

5.2 Cooperation. Each Party shall respond as promptly as practicable to any reasonable request by the other to provide information, approvals, decisions or authorizations that are reasonably necessary for each Party to perform its obligations in accordance with a SOW.

5.3 Symbotic Duties and Responsibilities.

(a) Construction Means. Symbotic shall supervise and direct the Work such that all Work shall be performed efficiently and with the requisite expertise, skill and competence to satisfy the requirements of this Agreement in all material respects. Except for the Customer Responsibilities contemplated by this Agreement (as adjusted, if applicable, pursuant to the terms of this Agreement), including for the avoidance of doubt, those in the Responsibilities Matrix, Symbotic shall be solely responsible for and shall at all times exercise complete and exclusive control over the means, methods, sequences, procedures and techniques of construction for the Project and shall perform and discharge the responsibilities allocated to Symbotic in this Agreement and any relevant SOWs in a timely manner.

(b) Construction Safety. Symbotic shall take precautions for the safety of, and to provide protection to prevent damage, injury or loss to, (i) all individuals at the Project Site, whether working or visiting, (ii) the Work, including materials and Equipment incorporated into the Work, and (iii) all other property at the Project Site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities. Symbotic assumes responsibility for implementing and monitoring all reasonable safety precautions and programs related to the performance of the Work, so that all Work is completed in a safe manner and Symbotic shall use commercially reasonable efforts to cause all Work to be completed in a safe manner and shall ensure that such Work is conducted in all material respects in compliance with all Legal Requirements relating to safety. Symbotic shall be responsible for the preparation, implementation and enforcement of a jobsite safety program relating to the Project. Notwithstanding the foregoing or anything to the contrary herein, Customer shall be responsible for all Customer Responsibilities contemplated by this Agreement, including for the avoidance of doubt, those in the Responsibilities Matrix, and for any actions taken by Customer and/or any Customer Representatives.

(c) Cutting and Patching. Except for the Customer Responsibilities contemplated by this Agreement (as adjusted, if applicable, pursuant to the terms of this Agreement), including for the avoidance of doubt, those in the Responsibilities Matrix, Symbotic shall be responsible for cutting, fitting and patching required to complete the Work in a good and workmanlike manner and to make its parts fit together properly in accordance with the requirements of the Equipment and this Agreement.

(d) Testing and Inspections. Symbotic shall cause to be completed at Symbotic’s cost and expense all independent tests, inspections and/or approvals of the Work required by Legal Requirements, other than independent tests, inspections and/or approvals that are Customer Responsibilities or related to Permits or other Legal Requirements that are designated as Customer’s responsibilities in Section 4.1 (Legal Requirements).

5.4 Duties and Responsibilities of Customer.

(a) Site Specific Responsibilities. Following the site inspection and in preparation of the Project SOW for a Site, Symbotic and Customer shall review the list of responsibilities for Customer at the Site and confirm whether any modifications to the Responsibilities Matrix are required for the Project SOW for such Site.

(b) Performance. Customer shall perform the Customer Site Responsibilities by the date on which installation and implementation of a Symbotic System commences at a Site pursuant to a Project SOW.

(c) Access to Site. Customer shall provide Symbotic with timely access to the appropriate Personnel of Customer and shall arrange for the Personnel of Symbotic to have suitable and safe access to Customer’s properties, facilities and systems, in each case to the extent reasonably necessary or advisable for Symbotic’s performance of the Work in compliance with the terms and conditions of this Agreement. Customer shall also provide suitable physical space and associated resources for the Personnel of Symbotic working on-site, including all mechanical, computing, office support resources and heating, venting and air-conditioning, in each case solely to the extent reasonably necessary or advisable for Symbotic’s performance of the Work in compliance with the terms and conditions of this Agreement.

(d) Delay and Extensions of Time. If Symbotic is delayed at any time in the commencement or progress of any Work due to: (i) a failure by Customer to perform any Customer Responsibilities; (ii) any Change Order; or (iii) any circumstances which arise due to circumstances beyond Symbotic’s reasonable control, including failure of Customer to obtain any requisite Permits or take actions under Legal Requirements as required by Section 4.1 (Legal Requirements), then each of (1) the time for performance, (2) the Initial Term or the Extension Term, as the case may be, and (3) the Expected Timeline in Exhibit B (Expected Timeline), shall be extended for a reasonable amount of time as mutually agreed by the Parties (and in the case of clause (ii) of this Section 5.4(d) (Delay and Extensions of Time), for the agreed adjustment time, if such time is set forth the applicable Change Order, and in the case of a Force Majeure Event affecting Symbotic, for the duration of such Force Majeure Event). Any Disputes in accordance with this Section 5.4 (Duties and Responsibilities of Customer) shall be resolved pursuant to Article XVI (Dispute Resolution).

5.5 Compliance with Policies and Procedures.

(a) Compliance with Customer Policies and Procedures. Whenever present on Customer’s premises, Symbotic shall use commercially reasonable efforts to comply and shall cause its Personnel and Subcontractors to use their respective commercially reasonable efforts to comply with all on-site written policies and procedures and all reasonable instructions of Customer as communicated to Symbotic by Customer in writing and with reasonable advance notice, to the extent they apply to such Personnel’s or Subcontractor’s work.

(b) Minimize Interference with Customer’s Business. Symbotic shall use commercially reasonable efforts to cause all operations and activities for performance of the Work to be confined to areas on the Site reasonably necessary to perform the Work in a good and workmanlike manner and in all cases shall cause such operations and activities to be confined to, in all material respects, areas permitted by Legal Requirements. Symbotic shall at all times avoid creating dust, fumes, vibration or noise in excess of that reasonably necessary to perform the Work in a good and workmanlike manner. If Customer is operating a store, warehouse, fulfillment center, distribution center or other business facility at and/or adjacent to the Site, Symbotic agrees to reasonably cooperate with Customer to coordinate the Work with the operations of existing business facilities at and/or adjacent to the Site to minimize any disruptions to and/or interference with the business operations at and/or adjacent to the Project Site, in each case, to the extent that doing so would be reasonably practicable and does not unreasonably interfere with the progress of and/or schedule for the Work.

(c) Compliance with Symbotic Policies and Procedures. Whenever present on Symbotic premises, Customer shall use commercially reasonable efforts to comply and shall cause its Personnel and subcontractors to comply with all Symbotic on-site written policies and procedures and all reasonable instructions issued by Symbotic as communicated to Customer by Symbotic, in writing and with reasonable advance notice, to the extent they apply to such Personnel’s or subcontractor’s work.

ARTICLE VI

EXCUSE OF PERFORMANCE

6.1 Excuse of Customer Performance. Customer’s delay, failure or breach in performance of its responsibilities under this Agreement shall be excused if and to the extent such non-performance is caused directly and proximately by: (a) Symbotic’s failure to perform any of its obligations under this Agreement; (b) Symbotic’s or a Third Party vendor of Symbotic’s failure to provide necessary information, assistance, required consents or resources pursuant to the terms of this Agreement; or (c) breach of Symbotic’s representations and warranties set forth in Section 13.1 (Symbotic Representations and Warranties); provided, however, that if such delay, failure, or breach is a result of the Customer not providing the reasonably necessary assistance, required consents or resources pursuant to the terms of this Agreement, then such delay, failure, or breach shall not be excused.

6.2 Excuse of Symbotic Performance. Symbotic’s delay, failure or breach in performance of its responsibilities under this Agreement shall be excused if and to the extent such non-performance is caused directly and proximately by: (a) Customer’s failure to perform any of its obligations under this Agreement; or (b) breach of Customer’s representations and warranties set forth in Section 13.3 (Customer Representations and Warranties) (the foregoing clauses (a) or (b), an “Excused Delay”); provided, however, that if such delay, failure or breach is a result of the Symbotic not providing the reasonably necessary information, assistance, required consents or resources, then such delay, failure, or breach shall not be an Excused Delay. Customer shall reimburse Symbotic to the extent Symbotic incurs any reasonable incremental costs and/or expenses as a result of such Excused Delay; provided, however, that if such costs and/or expenses have been agreed to in a Change Order, then the terms of such Change Order shall govern. For the avoidance of doubt, Symbotic shall not be obligated to incur any incremental costs or expenses to respond to an Excused Delay if Customer has not authorized such costs and/or expenses.

ARTICLE VII

INTELLECTUAL PROPERTY RIGHTS

7.1 Intellectual Property Ownership.

(a) Subject to Section 7.2 (No Other Jointly-Developed or Customer-Owned Work Product), Customer acknowledges and agrees that (i) all right, title and Intellectual Property interest in and to all Intellectual Property owned by Symbotic or any of its Affiliates or their Representatives prior to the Effective Date, (ii) all Intellectual Property independently created or developed by Symbotic, its Affiliates or their Representatives without using Confidential Information of the Customer, (iii) the Symbotic System, including the Applicable Specifications, Symbotic System Software, System Data, Aggregate Data, Software Documentation, Deposit Materials, Work Product, the designs of the Symbotic System, the As-Built Drawings (subject to Section 7.1(e)), and any other deliverables that are created, developed, produced, reduced to practice or conceived of during the course of performing the Services (whether or not patentable or registerable under copyright or similar statutes), including joint and collective works and compilations and Feedback (“Deliverables”), and (iv) Derivative Works of any of the foregoing and all Intellectual Property rights related to any of the foregoing, whether existing during the Term or acquired or developed by Symbotic after the Term or otherwise acquired or developed directly or indirectly using, referencing or relying on any Confidential Information of Symbotic or any of its Affiliates or their Representatives or any Intellectual Property owned by Symbotic or any of its Affiliates or their Representatives, shall remain the property of or shall vest exclusively in Symbotic (clauses (i) through (iv), collectively, “Symbotic Property”). Customer further acknowledges and agrees that none of the Services or other Symbotic Property shall be considered “works for hire” under 17 U.S.C. § 101 or other similar statutes. Except for the rights and licenses expressly set forth in this Agreement, no other right is granted, no other use of Symbotic Property is permitted and all other rights in Symbotic Property are expressly reserved by Symbotic.

(b) To the extent Customer, any of its Affiliates or any of its or their respective Representatives or Customer-Authorized Third Parties obtain any right, title or interest in the Symbotic Property, by operation of applicable Law or otherwise, Customer hereby perpetually and irrevocably assigns, and, if applicable, shall cause its Affiliates and their respective Representatives and Customer-Authorized Third Parties to perpetually and irrevocably assign, to Symbotic, any and all Intellectual Property right, title, and interest in and to the Symbotic Property throughout the world, including all uses in all media now known or in the future developed in any jurisdiction and all lawful means and forms of exploitation now known or in the future developed in any jurisdiction, including any Intellectual Property rights therein and thereto. From time to time upon Symbotic’s reasonable request, Customer shall confirm, and shall cause its Affiliates and its and their respective Representatives and Customer-Authorized Third Parties to confirm, such assignment by execution and delivery of such assignments, confirmations of assignment, or other written instruments as Symbotic may request. Each Party shall, and shall cause its Affiliates to, at all times have in place written assignment or work for hire agreements, or an employment relationship, with their respective employees and subcontractors, Representatives or other Customer-Authorized Third Parties who are or may be involved with the creation of any Intellectual Property that provide such Party with all necessary rights to comply with the allocation of Intellectual Property ownership set forth in this Article VII (Intellectual Property Rights).

(c) Symbotic acknowledges and agrees that, as between the Parties, all right, title and Intellectual Property interest in and to Customer Data shall be the property of, or shall vest exclusively in, Customer. Customer hereby grants Symbotic a non-exclusive, non-transferable, non-assignable license for as long as Symbotic is providing Services hereunder or under the Software Support and Maintenance Agreement to use, reproduce, modify and display Customer Data (i) for the limited purpose of providing Services to Customer hereunder and under the Software Support and Maintenance Agreement, including providing dashboards, creating and distributing insights to Customer, analysis and statistics for training purposes, and (ii) for Symbotic’s internal business purpose of monitoring and improving the Services and Symbotic System and creating and using Aggregate Data.

(d) To the extent Symbotic obtains any right, title or interest in the Customer Data by operation of applicable Law or otherwise, Symbotic hereby perpetually and irrevocably assigns, and, if applicable, shall cause its Personnel to perpetually and irrevocably assign, to Customer, any and all Intellectual Property right, title, and interest in and to the Customer Data throughout the world, including all uses in all media now known or in the future developed in any jurisdiction and all lawful means and forms of exploitation now known or in the future developed in any jurisdiction, including any Intellectual Property rights therein and thereto. From time to time upon Customer’s reasonable request, Symbotic shall confirm, and shall cause its applicable Personnel to confirm, such assignment by execution and delivery of such assignments, confirmations of assignment, or other written instruments as Customer may request.

(e) All copies of drawings, specifications or other documents furnished by Symbotic to Customer for the Work, including “As Built Drawings” and schematics (collectively, the “Project Drawings”) shall become the property of Customer; provided, however, that the information and tangible and intangible creative works embodied in the Project Drawings are not and shall not be considered “works for hire” under 17 U.S.C. § 101 or other similar statutes and Symbotic owns and shall retain all ownership rights and interests in and to all of the Intellectual Property and proprietary technical information contained therein. For illustration purposes only, Customer shall own the medium in which such output is delivered (e.g., the physical hardcopy) but Customer does not own the copyright or any other Intellectual Property in and to the design. Customer shall at all times reproduce and shall not remove any proprietary, confidential and copyright notices from any and all Project Drawings; provided, however, that nothing herein shall be construed to limit the ability of Customer to use, copy and distribute the Project Drawings to the extent licensed pursuant to Section 7.3(b) (Symbotic Property License).

7.2 No Other Jointly-Developed or Customer-Owned Work Product. The Parties agree that this Agreement does not contemplate any joint development or joint ownership of any work product, Deliverables, or Intellectual Property. If Customer and Symbotic desire to create, develop or deliver work product, Deliverables, or Intellectual Property that are either to be jointly owned by the Parties or solely owned by Customer, Customer and Symbotic shall do so pursuant to a separate written agreement. Such agreement shall include express terms specifying (a) the scope of work product, Deliverables or Intellectual Property, as applicable, that is subject to such Agreement, (b) the terms and conditions of such arrangement and the ownership of the work product, Deliverables, or Intellectual Property thereunder, and (c) the Parties’ respective rights and obligations with respect to the exploitation, licensing, duty to account, prosecution, maintenance, confidentiality, enforcement, and cooperation of and with respect to such work product, Deliverables, and Intellectual Property.

7.3 Licenses.

(a) Software License. Subject to the terms and conditions set forth in this Section 7.3(a) (Software License), this Agreement and an applicable Software License and Subscription SOW, Symbotic hereby grants Customer a non-exclusive, non-assignable, non-transferable, subscription license, payable on an annual basis, with rights to sublicense solely as set forth in Section 1.9(c), to (i) use the Symbotic System Software solely as necessary for Customer to appropriately and properly operate or to have appropriately and properly operated the Symbotic System in the Licensed Field as already installed at a Project Site by Symbotic and (ii) use, copy, and reproduce the Software Documentation as necessary to support Customer’s appropriate and proper use of the Symbotic System Software and the Symbotic System in the Licensed Field as already installed at a Project Site by Symbotic (collectively, the “Software License”). Symbotic shall be entitled to revoke the foregoing license by written notice to Customer in the event Customer materially breaches this Agreement, including failure to comply with its payment obligation set forth in Section 7.3(c) (Software License Fee), subject to the cure periods set forth in Section 15.5 (Termination by Symbotic for Customer Material Breach). For clarity, any material breach of the provisions set forth in this Article VII (Intellectual Property Rights) by Customer shall be deemed a material breach for purposes of Section 15.5 (Termination by Symbotic for Customer Material Breach).

(b) Symbotic Property License. To the extent not covered by the Software License set forth in Section 7.3(a) (Software License), Symbotic hereby grants Customer a perpetual, non-exclusive, non-assignable and non-transferable license, with rights to sublicense solely as set forth in Section 1.9(c), to all Symbotic Property (other than the Symbotic System Software) and all Intellectual Property rights therein to use such Symbotic Property solely as necessary for Customer to appropriately and properly operate or to have appropriately and properly operated the Symbotic System in the Licensed Field as already installed at a Project Site by Symbotic (the foregoing, the “Symbotic Property License”). Symbotic shall be entitled to revoke the foregoing license by written notice to Customer in the event Customer materially breaches this Agreement, including failure to pay any undisputed Charges due for such Symbotic System through Preliminary Acceptance, subject to the cure periods set forth in Section 15.5 (Termination by Symbotic for Customer Material Breach).

(c) Software License Fee. Customer shall pay the applicable Software License Fee for each Symbotic System on an annual basis pursuant to the fee schedule and for the term set forth in the Software License and Subscription SOW.

(d) License. The Symbotic System Software and the Software Documentation are licensed to Customer, not sold to Customer, and nothing in this Agreement shall permit or provide for, or shall be interpreted or construed as a sale or purchase of the Symbotic System Software or the Software Documentation.

(e) Limitations and Restrictions.

(i) The Software License and Symbotic Property License are specific to each Project and no copy of the Symbotic System Software or Symbotic Property installed on Equipment at a specific Project Site shall be used or copied at any other Site.

(ii) Customer shall not, and shall not permit any of its Affiliates, any of its or their respective Representatives or Customer-Authorized Third Parties, or any other Third Party to, use or access the Symbotic System Software, Symbotic Property or the Software Documentation in whole or in part for any purpose, except as expressly provided under this Agreement. Except to the extent expressly permitted by Section 7.4 (Escrow Deposit) or otherwise agreed between Symbotic and Customer in writing, the Software License and Symbotic Property License do not permit, and expressly prohibit, and Customer shall not engage in or permit, and shall cause its Affiliates and their respective Representative and Customer-Authorized Third Parties not to engage in or permit: (A) any modification, enhancement, combination with other programs, or otherwise changing the Symbotic System Software, Symbotic Property or the Software Documentation, in whole or in part; (B) any distribution, in whole or in part, of the Symbotic System Software, Symbotic Property and the Software Documentation; (C) the development or manufacturing of any software, equipment, or product directly or indirectly using, referencing or relying on any Symbotic System Software, Symbotic Property or the Software Documentation or any component of the Symbotic System Software, Symbotic Property or the Software Documentation; (D) reverse engineering, decompiling, decoding, creation of Derivative Works of, or disassembling the Symbotic System Software or Symbotic Property, or attempt any of the foregoing or, in any other way attempting to derive, obtain, reconstruct or gain access to the Source Code; (E) except as set forth expressly in Section 7.3(a) (Software License) above, the copying, in whole or in part, of the Symbotic System Software, Symbotic Property and the Software Documentation or any component thereof other than a reasonable number of copies of the Object Code of the Symbotic System Software, Symbotic Property and the Software Documentation for bona fide back-up purposes consistent with operating procedures standard for similarly situated entities in Customer’s industry; provided that all original proprietary marks and legends are reproduced in the copy; (F) removal or obscuring of any proprietary notices, legends, labels, or logos; (G) encumbering the Symbotic System Software, Symbotic Property or the Software Documentation, in whole or in part, or permitting any Symbotic System Software, Symbotic Property or Software Documentation to become subject to any Lien; or (H) allowing or assisting any Person in taking or attempting any of the foregoing actions. Unless expressly permitted by this Agreement, to the extent any deployment changes or other modification to the Symbotic System Software or Symbotic Property made by Customer, any of its Affiliates or any of its or their respective Representatives or Customer-Authorized Third Parties results in any Defect in the Symbotic System Software or Symbotic Property that otherwise would be covered by any warranty extended by Symbotic, then, without limiting any rights of Symbotic with respect to such unauthorized actions, such warranty shall not apply to such resulting Defect.

(iii) Except as expressly set forth in this Agreement or otherwise agreed between the Parties in writing, Customer may not, and shall cause its Affiliates and its and their respective Representatives and Customer-Authorized Third Parties not to: (A) sublicense, sell, rent, lease, lend, transfer, transmit, or otherwise distribute the Symbotic System Software, Symbotic Property or the Software Documentation or any component thereof available to Third Parties; or (B) develop or manufacture or allow any Person to develop or manufacture, products or services similar or competing with the Symbotic System directly or indirectly using, referencing or relying on the Symbotic System Software, Symbotic Property or the Software Documentation. Notwithstanding the foregoing provision of this Section 7.3(e)(iii), Customer may sublicense the Symbotic System Software, Symbotic Property and Software Documentation to any Customer-Authorized Third Party solely in connection with the appropriate and proper operation of the Symbotic Systems in the Licensed Field for the benefit of Customer.

(iv) Delivery. Symbotic shall install the Symbotic System Software and Symbotic Property as set forth in the applicable Project SOW.

(f) Authorized Users. The Symbotic System Software, Software Documentation and their contents embody and constitute confidential trade secrets that are the sole property of Symbotic. As such they shall be treated as Confidential Information pursuant to Article XII (Confidentiality and Access to Customer Systems) below, and Customer shall not, and shall cause its Affiliates and its and their respective Representatives and Customer-Authorized Third Parties not to disclose any such Confidential Information to any Person who is not permitted to access a particular instance of Symbotic System Software pursuant to a Project SOW (such permission not to be unreasonably withheld, conditioned or delayed).

7.4 Escrow Deposit.

(a) Escrow Deposits; Contact Information. As promptly as practicable following the Effective Date, the Parties shall enter into an escrow agreement (the “Source Code Escrow Agreement”) with a nationally recognized Source Code Escrow Agent selected by Symbotic (the “Source Code Escrow Agent”). Customer shall be responsible for all costs and fees related to its deposit account with the Source Code Escrow Agreement. Contemporaneously with the execution and delivery of the Source Code Escrow Agreement, Symbotic shall deposit with such Source Code Escrow Agent a copy of the following materials:

(i) the most current version then in use of the Source Code; and

(ii) the related Deliverables and all other Software Documentation, materials and information in its possession or reasonable control required by an average computer programmer with no prior knowledge about the Symbotic System Software to operate, support and maintain the Symbotic System Software without Symbotic’s assistance and to enable Customer to exercise its rights in and to such technology and materials, which may include source code, source code comments, use cases, scripts, design models, activity diagrams, systems configuration, architectures, designs, interfaces and development, deployment and production requirements, such as compilers, interpreters, frameworks, libraries and databases, along with corresponding annotated source code listings, flow charts, decision tables, schematics, drawings, specifications, and other related documents and data (including standard operating procedures) ((i) and (ii) collectively, and subject to Section 7.4(b) (Delivery of Deposit Materials), the “Deposit Materials”).

(b) Delivery of Deposit Materials. After the initial escrow deposit pursuant to Section 7.4(a) (Escrow Deposits; Contact Information), Symbotic shall update the Deposit Materials no less frequently than every three months. Symbotic shall provide Customer with substantially contemporaneous written notice of each such update.

(c) Inspection and Verification. Customer shall have the right to retain the Source Code Escrow Agent or a Third Party, at the sole cost and expense of Customer, to inspect the Deposit Materials and verify that the Deposit Materials meet the requirements of Section 7.4(a) (Escrow Deposits; Contact Information); provided that any such Third Party reviewer shall be required to enter into a confidentiality agreement, if requested by Symbotic, to protect the confidentiality and proprietary nature of the contents of the Deposit Materials. Each Party shall have the right to have representatives present for any inspection conducted pursuant to this Section 7.4(c) (Inspection and Verification), and Symbotic shall promptly remedy any failure of compliance determined by any such inspection.

(d) Escrow Duration. The Source Code Escrow Agreement shall remain in effect until the earlier of (i) a Release Event has occurred for which a Release Expiration is not applicable, (ii) the obligation of Symbotic to provide support services to Customer has been terminated or (iii) Customer has terminated or elected not to receive support services from Symbotic.

(e) Release Event. On the occurrence of any Release Event, subject to the terms of Section 7.4(h) (Return of Deposit Materials), and provided that Customer is not in material breach of this Agreement, including failure to comply with its payment obligation set forth in Section 7.3(c) (Software License Fee), and the Source Code Escrow Agreement remains in effect pursuant to Section 7.4(d) (Escrow Duration), Customer shall be entitled to exercise its rights under the Source Code Escrow Agreement pursuant to the terms of the Source Code Escrow Agreement. For the purposes of this Agreement and the Source Code Escrow Agreement, a “Release Event” shall be deemed to have occurred when:

(i) Symbotic notifies the Source Code Escrow Agent in writing to effect such release;

(ii) Symbotic undergoes an Insolvency Event other than an Insolvency Event constituting the commencement of a bankruptcy proceeding under the Bankruptcy Code;

(iii) Symbotic undergoes an Insolvency Event constituting the commencement of a bankruptcy proceeding under the Bankruptcy Code and:

(1) the proceeding is filed under Chapter 7 of the Bankruptcy Code;

(2) the proceeding is filed under Chapter 11 of the Bankruptcy Code (it being understood that in such event, Customer shall not permit, and shall cause its Affiliates and its and their respective Representatives and Customer-Authorized Third Parties not to permit, any Customer Personnel to access the Deposit Material unless and until the earlier of (A) Symbotic is unable or has refused to provide support services and (B) 180 days have elapsed since Symbotic filed its bankruptcy petition and Symbotic has not assumed the Software Support and Maintenance Agreement (as specified in Exhibit G (Software Support and Maintenance Agreement))); or

(3) the proceeding is filed under Chapter 11 of the Bankruptcy Code and (A) this Agreement or the Software Support and Maintenance Agreement is rejected pursuant to Section 365(n) of the Bankruptcy Code or is rejected or repudiated by a foreign representative in a foreign bankruptcy proceeding that is subject to Chapter 15 of the Bankruptcy Code, and (B) Customer elects to retain its rights under this Agreement pursuant to Section 365(n)(1)(B) of the Bankruptcy Code; or

(iv) Symbotic ceases its ongoing business operations as it relates to the Symbotic Systems or providing support and maintenance services for the Symbotic System Software.

The procedure for releasing the Deposit Materials to Customer upon the occurrence of a Release Event shall be specified in the Source Code Escrow Agreement. For purposes of this Section 7.4 (Escrow Deposit), references to Symbotic shall include any successor of Symbotic, and any Third Party performing on Symbotic’s or a successor of Symbotic’s behalf.

(f) Escrow License. Subject to and conditioned upon Customer’s compliance with the terms and conditions of this Agreement, including, for the avoidance of doubt, Section 7.3(e) (Limitations and Restrictions) and Customer’s continued payment of the applicable Software License Fee for all Symbotic Systems, commencing upon the occurrence of a Release Event, and continuing until the occurrence of a Release Expiration, if any, Customer shall have a limited, nonexclusive right and license to use, copy, display, modify, and create Derivative Works of the Deposit Materials and use the Symbotic Property, in each case, solely as is necessary to appropriately and properly operate, support and maintain the Symbotic System Software and continue the operation of existing Symbotic Systems in the Licensed Field, as installed at a Project Site by Symbotic (the “Escrow License”). For clarity, Customer may exercise its rights under the Escrow License through Customer-Authorized Third Parties.

(g) Rights in the Deposit Materials. Customer acknowledges and agrees that it shall not exercise any of the rights set forth in Section 7.4(f) (Escrow License) until there has been a Release Event and the Deposit Materials have been released to Customer by the Source Code Escrow Agent in accordance with the release procedures set forth in the Source Code Escrow Agreement. For purposes of clarification, notwithstanding the foregoing or any other provision of this Agreement to the contrary, Symbotic shall retain all ownership rights, title and interest in and to the Deposit Materials, Symbotic Property, and all Derivative Works thereof, including those created by or on behalf of Customer as permitted under this Section 7.4 (Escrow Deposit), including all Intellectual Property rights in any of the foregoing. To the extent Customer, any of its Affiliates or any of its or their respective Representatives or Customer-Authorized Third Parties obtain any right, title or interest in any such Intellectual Property rights, by operation of applicable Law or otherwise, Customer hereby perpetually and irrevocably assigns, and, if applicable, shall cause its Affiliates and its or their respective Representatives and Customer-Authorized Third Parties to perpetually and irrevocably assign, to Symbotic, any and all such Intellectual Property right, title, and interest. From time to time upon Symbotic’s request, Customer shall confirm, and shall cause its Affiliates and their respective Representatives and Customer-Authorized Third Parties to confirm, such assignment by execution and delivery of such assignments, confirmations of assignment, or other written instruments as Symbotic may request. Customer and/or shall make no other use of the Deposit Materials except as expressly permitted under Section 7.4(f) (Escrow License). Customer shall treat the Deposit Materials and all Derivative Works and copies of the foregoing as Symbotic’s Confidential Information.

(h) Return of Deposit Materials. In the event that: (i) a Release Event has occurred pursuant to Section 7.4(e)(ii) or Section 7.4(e)(iii)(2) but, subsequent to such Release Event, Symbotic is no longer subject to the applicable Insolvency Event or (ii) a Release Event has occurred pursuant to Section 7.4(e)(iii)(2) and Symbotic has assumed this Agreement and the Software Support and Maintenance Agreement pursuant to Section 365 of the Bankruptcy Code (collectively, a “Release Expiration”), then, if such Release Expiration occurs within 90 days after the occurrence of such Release Event, Customer shall return all copies of the Deposit Materials to the Source Code Escrow Agent for redeposit consistent with Section 7.4(a) (Escrow Deposits; Contact Information). If such Release Expiration occurs later than 90 days after the occurrence of such Release Event, Customer shall have the option, but not the obligation, to return all copies of the Deposit Materials to the Source Code Escrow Agent for redeposit consistent with Section 7.4(a) (Escrow Deposits; Contact Information). In the event Customer elects to or has the obligation to return the Deposit Materials pursuant to this Section 7.4(h) (Return of Deposit Materials), (A) Symbotic shall provide support for the Source Code included in such Deposit Materials subject to the terms of this Agreement and Exhibit G (Software Support and Maintenance Agreement) as if such Source Code were the Symbotic System Software hereunder, provided Customer continues to comply with its payment obligation set forth in Section 7.3(c) (Software License Fee), (B) Customer shall destroy all copies of such Deposit Materials that are not redeposited with the Source Code Escrow Agent and, if requested by Symbotic, certify such destruction in writing by a Duly Authorized Representative of Customer, and (C) the rights of Customer on account of the existence of a Release Event shall cease.

7.5 Bankruptcy. The Parties hereby agree that the Source Code Escrow Agreement is an “agreement supplementary” to this Agreement within the meaning of 11 U.S.C. 365(n) of the Bankruptcy Code. Symbotic acknowledges that Customer, as a licensee of “intellectual property” as defined in the Bankruptcy Code, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that in the event that any bankruptcy proceedings are commenced by or against Symbotic under the Bankruptcy Code, Customer shall be entitled to retain and enforce its rights under the Source Code Escrow Agreement.

ARTICLE VIII

SUPERINTENDENCE AND EMPLOYEES

8.1 Symbotic Personnel. Symbotic shall be solely responsible for the employment supervision, welfare, and compensation of its Personnel, and shall be responsible for any Work performed by, and the acts or omissions of, its Personnel or its Subcontractors. Symbotic shall dedicate Personnel reasonably expected to be sufficient to perform its obligations under this Agreement and all SOWs and shall ensure that such Personnel are appropriately qualified and trained to perform the Work and Services contemplated under this Agreement and all SOWs and shall reasonably cooperate with Customer and other Persons employed at a Project Site. Symbotic shall use commercially reasonable efforts to provide competent supervisory personnel at each Project Site to oversee the performance of such Work and Services. Symbotic may not reassign or replace any personnel designated as key personnel in an applicable SOW without Customer’s written consent.

8.2 Customer Personnel and Customer-Authorized Third Parties(a) . Customer shall be solely responsible for the employment supervision, welfare, and compensation of its Personnel, as well as any Customer-Authorized Third Parties, and shall be responsible for the acts and omissions of its Personnel and any Customer-Authorized Third Parties. The use of a Customer-Authorized Third Party shall not relieve Customer of any of its duties, responsibilities, obligations or liabilities hereunder.

8.3 Removal of Symbotic Personnel. If Customer reasonably determines that any Symbotic Personnel are materially and adversely affecting a Project, including by violating in any respect any Laws or any Customer policies that Symbotic has been made aware of pursuant to Section 5.5(a) (Compliance with Customer Policies and Procedures), or otherwise do not meet the qualification and training standards set forth in Section 8.1 (Symbotic Personnel), then Customer shall provide a notice to Symbotic detailing Symbotic Personnel’s specific violation of any Law or any Customer policies, along with reasonable evidence within five Business Days of such Symbotic Personnel’s purported violation. Symbotic shall at its own cost and expense, as soon as practicable, remove such individual from the Project and replace the individual with another individual of suitable ability and qualification; provided that Symbotic may dispute the content of such notice within five Business Days of the receipt thereof and, if such Symbotic Personnel is determined to not have violated any Law or any Customer policies or has fulfilled the qualification and training standards set forth in Section 8.1 (Symbotic Personnel), as applicable, Symbotic shall (a) not be required to remove such Symbotic Personnel and (b) be reimbursed for any costs or expenses in connection with disputing such notice.

8.4 Subcontractors.

(a) Subject to the other terms and conditions of this Section 8.4 (Subcontractors) and except as otherwise set forth in a Project SOW, Symbotic may subcontract and delegate, in Symbotic’s reasonable judgment, any activities in its reasonable discretion, to perform and complete the Work or perform any other Services. The use of a Subcontractor shall not relieve Symbotic of any of its duties, responsibilities, obligations or liabilities hereunder and Symbotic shall be liable to Customer under this Agreement for any breach of this Agreement caused by the acts or omissions of any Subcontractor.

(b) Symbotic shall engage only Subcontractors who, to Symbotic’s knowledge, are properly insured, duly licensed and legally authorized to perform their portion of the Work, and who possess the requisite skill and experience to perform the Work in compliance with this Agreement. Within 90 days of engaging a Subcontractor, Symbotic shall furnish in writing to Customer the names of Persons who shall be Subcontractors for any portion of the Work on Site.

8.5 Relationship of Personnel. The Parties agree that Symbotic is an independent company providing professional services and not an employee, agent or partner of Customer by reason of this Agreement, and this Agreement shall not be construed to create a contractual relationship of any kind between any Persons other than Customer and Symbotic. In no event shall a Party, or any of its Personnel, be considered an employee, subcontractor or agent of the other Party based solely on the fact that such Party or Personnel provides services under this Agreement to such other Party or as a result of a course of dealing or otherwise. For the avoidance of doubt, based solely on the fact that such Party or Personnel provides services under this Agreement to such other Party: (a) neither Symbotic nor any of its Personnel are entitled to any medical or dental coverage or life or disability insurance from Customer, or entitled to participate in Customer’s profit sharing, pension or thrift plan, or any other benefits afforded to Customer’s employees and all matters governing the employment of Symbotic Personnel shall be Symbotic’s full responsibility; and (b) neither Customer nor any of its Personnel are entitled to any medical or dental coverage or life or disability insurance from Symbotic, or entitled to participate in Symbotic’s profit sharing, pension or thrift plan, or any other benefits afforded to Symbotic’s employees and all matters governing the employment of Customer’s Personnel shall be Customer’s full responsibility. Customer reserves the right to obtain services of a similar or identical nature from any other Person.

ARTICLE IX

FEES; PAYMENTS

9.1 Charges. Subject to Section 9.3 (Payment Disputes), Customer shall pay Symbotic all fees, payments, costs, reimbursements, expenses and other payments in connection with this Agreement (collectively, “Charges”) as set forth in Exhibit D (Pricing), and as otherwise contemplated by this Agreement, including, for the avoidance of doubt any Charges set forth in a Software License and Subscription SOW for the Symbotic System for that Project.

9.2 Invoicing.

(a) Submission and Payment of Invoices. With respect to any payments to be made by Customer and are required to be submitted pursuant to an invoice, Symbotic shall submit invoices to Customer in accordance with the process set forth in Exhibit D (Pricing) and Customer shall pay each invoice in accordance with the payment terms set forth in Exhibit D (Pricing).

(b) Customer’s Default. Subject to Section 9.3 (Payment Disputes), if Customer fails to pay any portion of the Charges, when due and payable, then in addition to any other rights Symbotic may have under this Agreement, in such event and after giving 15 days’ written notice to Customer, Symbotic may cease further deliveries of Equipment, Software and Deliverables for pending Project SOWs and further installation of such Equipment, Software and Deliverables, and any resulting delay caused thereby shall be deemed an Excused Delay. Symbotic shall incur no liability of any kind whatsoever to Customer if it ceases to perform installation work or to deliver further Equipment, Software or Deliverables pursuant to the terms of this Section 9.2(b) (Customer’s Default).

9.3 Payment Disputes. In the event of a good faith Dispute over any Charges, Customer shall pay the full invoice, less the disputed amount, and submit to Symbotic’s Duly Authorized Representative a writing identifying the disputed amounts and in sufficient detail, the basis for disputing such amounts. Each Party’s Duly Authorized Representative shall meet promptly with the other Party’s Duly Authorized Representative to resolve such Dispute. If such Duly Authorized Representatives cannot resolve the Dispute within 30 days, then either Party may submit the Dispute to the Dispute resolution process described in Article XVI (Dispute Resolution).

9.4 Adjustments for Inflation. All adjustments for inflation are set forth in Appendix 1 (Adjustments for Inflation and Deflation) to Exhibit D (Pricing).

9.5 Taxes.

(a) Responsibility for Taxes. Customer shall be responsible for all duties, import fees, sales, transaction, consumption, use, property, excise, goods, services, value-added, gross receipts or similar taxes in any and all jurisdictions in which Symbotic currently operates or shall operate in the future (but excluding, for the avoidance of doubt, any taxes imposed on the income of Symbotic by any Governmental Authority) arising from Work or Services provided in accordance with this Agreement (all such duties, fees and taxes, and any interest, penalties or additions imposed on or with respect thereof, the “Covered Taxes”).

(b) Collection of Covered Taxes. Customer shall timely pay to Symbotic in accordance with Section 9.5(d) (Control of Tax Proceedings), the full amount of such Covered Taxes and Symbotic shall remit amounts so received from Customer to the applicable Governmental Authority on a timely basis. Customer and Symbotic shall use commercially reasonable efforts to timely determine (i) what portions of Equipment, Deliverables or Services provided by Symbotic under a Project SOW are subject to Covered Taxes and at what rate, (ii) the status of Customer, Symbotic and any other relevant Person as it relates to the imposition of Covered Taxes and (iii) any other matter related to the imposition or determination of the amount of Covered Taxes. Symbotic shall prepare and furnish Customer with invoices showing separately itemized charges and amounts of Covered Taxes due. To the extent an invoice contains both taxable and non-taxable items of the same category, the Charges shall be separately stated. Customer shall pay Symbotic the amount of such Covered Taxes set forth on Symbotic’s invoice within 30 days from the delivery of the Symbotic’s invoice. Symbotic shall pay the remitted tax to the appropriate Governmental Authority in a timely fashion. Symbotic agrees to use commercially reasonable efforts to cooperate with reasonable written requests by Customer, at the full cost and expense of Customer, in obtaining any refund, return, rebate, or the like of any Covered Taxes, including by filing any necessary exemption or other similar forms, certificates, or other similar documents.

(c) Exemption Certificates and Direct Pay Permits. Each of Customer and Symbotic agrees to use commercially reasonable efforts to obtain any applicable exemptions from and/or reductions in Covered Taxes. In addition, at any time or for any Project, Customer may present a direct pay permit stating in sufficient detail that it is directly responsible for remitting Covered Taxes that would normally be billed by Symbotic to the applicable Governmental Authority (a “Direct Pay Permit”) or a properly completed exemption certificate that states that no Covered Taxes are due on all or some of the Work or Services (an “Exemption Certificate”). Symbotic shall stop billing for, collecting and remitting the said Covered Tax covered by such Direct Pay Permit or Exemption Certificate within five Business Days following the receipt thereof. To the extent legally permitted and subject to the terms and conditions of this Agreement, Symbotic shall return to Customer the amount of Covered Taxes subject to such Direct Pay Permit or Exemption Certificate paid to Symbotic by Customer that have not been remitted by Symbotic to a Governmental Authority. Symbotic and Customer agree to use commercially reasonable efforts to cooperate in the defense of any tax position related to such Covered Taxes in a Tax Proceeding.

(d) Control of Tax Proceedings. Subject to the terms and conditions of this Section 9.5(d) (Control of Tax Proceedings), Customer shall have the right but no obligation to assume, at its own cost and expense, the control of any tax audit or administrative procedure (the “Tax Proceedings”) involving Symbotic (or any Affiliate thereof) and relating solely to Covered Taxes against which Customer is responsible to indemnify Symbotic (or any Affiliate thereof) under this Agreement; provided that (i) Customer provides a written notice (the “Customer Tax Proceedings Notice”) to Symbotic within ten Business Days from the time Symbotic notifies Customer in writing about the Tax Proceedings, in which Customer Tax Proceedings Notice, Customer shall affirm its obligation to indemnity and hold Symbotic harmless from and against any Loss pursuant relating to such Covered Taxes pursuant to Section 14.2 (Customer Indemnity Obligations), (ii) Customer shall conduct such Tax Proceedings in a diligent manner, (iii) Symbotic shall have the right to join any such Tax Proceedings with a Representative of its choice, and at its own cost and expense (including by joining meetings with any Governmental Authority and by commenting on any submission to any applicable Governmental Authority), (iv) Customer shall keep Symbotic timely and fully updated as to any substantive or material development relating to such Tax Proceedings and shall allow Symbotic to participate in such Tax Proceedings (including by joining meetings with any Governmental Authority and by commenting on any submission to any applicable Governmental Authority), (v) in controlling such Tax Proceeding, Customer may not take any action that would require or otherwise involve Symbotic (or any of its Affiliates) in any court appeal, and (vi) Customer shall not settle, surrender or otherwise resolve or dismiss any such Tax Proceedings without the prior written approval of Symbotic (which consent shall not be unreasonably withheld, conditioned or delayed). If Customer does not provide or is not permitted to provide a Customer Tax Proceedings Notice in accordance with the provisions of this Agreement, Symbotic shall have the right to control such Tax Proceedings and the provisions of clauses (ii) through (vi) of the prior sentence of this

Section 9.5(d) (Control of Tax Proceedings) shall apply mutatis mutandis. Each of Symbotic and Customer shall use commercially reasonable efforts to bifurcate any proceeding related to Covered Taxes against which Customer is responsible to indemnify Symbotic (or any Affiliate thereof) under this Agreement in such a manner that such Tax Proceeding relates solely to such Covered Taxes.

(e) Record Retention.

(i) Symbotic shall retain records related to the collection and payment of all Covered Taxes in accordance with this Section 9.5(e) (Record Retention).

(ii) Customer shall retain records in accordance with this Section 9.5(e) (Record Retention) related to the collection and payment of all Covered Taxes that are the subject of a Direct Pay Permit or Exemption Certificate delivered by Customer to Symbotic pursuant to Section 9.5(c) (Exemption Certificates and Direct Pay Permits) above.

(iii) Each of Symbotic and Customer shall retain such records for a period of seven years following the filing of a tax return with respect to such Covered Taxes (the “Retention Period”); provided that, to the extent that any Tax Proceeding is taken by Governmental Authority or by any of the Parties with respect to such Covered Taxes and such Tax Proceeding is still outstanding at the time the Retention Period is scheduled to expire, the Retention Period with respect to the applicable Covered Taxes shall be extended to cover any agreements relating to the retention of the relevant records or otherwise as may be required to administer such Tax Proceeding. Each of Symbotic and Customer shall give the other Party, upon reasonable written request, the right to reasonably review such records during regular business hours; provided, however that neither Symbotic nor Customer shall be required to share any records (i) that are protected by privilege or (ii) the sharing of which shall cause an unreasonable interference with the operations of the Party providing such records.

(f) Withholding. Customer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any payments or other transfers made to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld from such payment under any relevant tax Laws. If any such Person so withholds (or causes to be withheld) any such amounts, and such amounts are paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event Customer intends to withhold or deduct or cause to be deducted or withheld any amount pursuant to this Section 9.5(f) (Withholding), Customer shall promptly notify Symbotic of such intention and shall use commercially reasonable efforts to provide such notice at least seven Business Days prior to the date of the applicable payment. Each Party agrees to, and shall cause its Affiliates to, cooperate and use commercially reasonable efforts to reduce or eliminate any withholding taxes (including, but not limited to, providing relevant Tax forms or other information reasonably necessary to reduce or eliminate such taxes).

ARTICLE X

INSURANCE REQUIREMENTS

10.1 Symbotic Insurance Requirements. Symbotic shall obtain, pay for, and maintain in full force and effect during the Term and for a period of two years thereafter, insurance with limits, coverages, terms, and conditions at least as broad as specified in this Section 10.1 (Symbotic Insurance Requirements) at its own cost and expense. Symbotic may choose to self-insure any risk contemplated in this Agreement so long as evidence of self-insurance is reasonably satisfactory to Customer. Self-insurance, retentions or deductibles shall not pose any additional liability to Customer and Symbotic shall not seek reimbursement of the same. Symbotic acknowledges and agrees that neither the insurance coverage types and amounts set forth herein nor the terms and conditions of its insurance policies shall in any way limit, restrict, or modify its liability hereunder:

(a) Workers’ Compensation and Employers’ Liability Insurance. Workers’ compensation and employers’ liability insurance with limits to conform with [***], with a limit of [***] per person subject to an aggregate limit of [***] per annum, or such greater amounts as may be required by the jurisdiction in which Services are provided under a specific SOW;

(b) Commercial General Liability Insurance. Commercial general liability insurance with limits not less than each occurrence [***] and [***] in aggregate per occurrence for bodily injury, death, and property damage, including personal injury, contractual liability, broad-form property damage, and products and completed operations coverage. These limits can be reached in combination with an umbrella insurance policy. The general aggregate limit shall apply separately to this Agreement or the general aggregate shall be twice the required per occurrence limits;

(c) Automobile Liability Insurance. Automobile liability insurance with limits not less than [***] combined single limit per accident, for bodily injury and property damage. The policy shall provide coverage for owned, hired, and non-owned coverage; and

(d) Technology and Data Protection/Cyber Protection/Cyber Insurance. Technology and data protection/cyber insurance in the amount not less than [***] covering technology/professional errors and omissions and security and privacy liability of Symbotic, Symbotic’s Personnel, Symbotic’s Affiliates, Subcontractors or Sub-Subcontractors, or any Persons for whose acts they may be liable in connection with the Agreement, as well as the reasonable, direct costs, expenses, fees, penalties and damages Customer may be obligated to pay to any Third Party associated with a covered security breach or loss of information.

(e) Certificate of Insurance. Symbotic shall provide to Customer policy extracts and policy form numbers to clarify an insurance certificate or as otherwise needed in the course of Customer’s business activities. Symbotic shall use commercially reasonable efforts to cause the foregoing policies to name Customer as an additional insured. Symbotic shall furnish Customer with a certificate of insurance evidencing the insurance required hereunder.

(f) Other Insurance Requirements. All insurance required to be procured and maintained by Symbotic hereunder shall be written on an occurrence basis, except as noted, by an admitted insurance company (or companies) licensed to write insurance in the jurisdiction(s) where operations are located and conducted of good financial standing and having an A.M. Best rating of A- or better. Such insurance shall include coverage for any and all liability assumed by Symbotic hereunder and shall act as and respond to any loss covered on a primary and non-contributory basis. Claims made policies can be utilized in place of occurrence based but the claims made policy must show evidence of appropriate retroactive dates to sufficiently cover inception of services contemplated by this Agreement. Claims made policies must be kept in full force and effect for two years following the completion of all Services and Deliverables. Symbotic shall ensure that any Third Party consultants, Subcontractors or Sub-Subcontractors are adequately insured in the types of insurance for the duties they shall be performing on Symbotic’s behalf for the benefit of Customer.

10.2 Customer Insurance Requirements. Customer shall obtain, pay for, and maintain in full force and effect during the Term and for a period of two years thereafter, insurance with limits, coverages, terms, and conditions at least as broad as in this Section 10.2 (Customer Insurance Requirements) at its own cost. Customer may choose to self-insure any risk contemplated in this Agreement so long as evidence of self-insurance is reasonably satisfactory to Symbotic. Self-insurance, retentions or deductibles shall not pose any additional liability to Symbotic and Customer shall not seek reimbursement of the same. Customer acknowledges and agrees that neither the insurance coverage types and amounts set forth herein nor the terms and conditions of Customer’s insurance policies shall in any way limit, restrict, or modify its liability hereunder:

(a) Workers’ Compensation and Employers’ Liability Insurance. Workers’ compensation and employers’ liability insurance with limits to conform with [***], with a limit of [***] per person subject to an aggregate limit of [***] per annum, or such greater amounts as may be required by the jurisdiction in which Services are provided under a specific SOW;

(b) Commercial General Liability Insurance. Commercial general liability insurance with limits not less than [***] each occurrence and [***] in aggregate per occurrence for bodily injury, death, and property damage, including personal injury, contractual liability, broad-form property damage, and products and completed operations coverage. These limits can be reached in combination with an umbrella insurance policy. The general aggregate limit shall apply separately to this Agreement or the general aggregate shall be twice the required per occurrence limits;

(c) Automobile Liability Insurance. Automobile liability insurance with limits not less than [***] combined single limit per accident, for bodily injury and property damage. The policy shall provide coverage for owned, hired, and non-owned coverage; and

(d) Technology and Data Protection/Cyber Protection/Cyber Insurance. Technology and data protection/cyber insurance in the amount not less than [***] covering technology/professional errors and omissions and security and privacy liability of Customer, Customer Personnel, Customer’s Affiliates, Subcontractors or Sub-Subcontractors, or anyone for whose acts they may be liable in connection with the Agreement, as well as the reasonable, direct costs, expenses, fees, penalties and damages Symbotic may be obligated to pay to any Third Party associated with a covered security breach or loss of information.

(e) Builders Risk Insurance.

(i) For each Project, Customer shall maintain a builder’s risk policy for the full value of services, installation and equipment contemplated in the Specifications including, but not limited to, all equipment, bots, robotics, racking, lifts and Cells associated with the project installation once located at or on the Project site.

(ii) The required coverage shall be at least as broad as those provided on an ISO Special Form (CP 10 30 10 00) or its equivalent and also shall include coverage for the following: resulting loss or damage to work that is not faulty; testing; collapse; unscheduled location coverage for temporary or offsite storage of the Equipment; earthquake; windstorm; named storm; ordinance or law, including demolition cost and increased cost of construction; Terrorism Risk Insurance Act (TRIA); equipment breakdown; and coverage for damage to personal property of others for which the insured may be liable. The builder’s risk policy shall include transportation and stored materials coverage in an amount equal to the value of the stored materials.

(iii) The required coverage shall not include delay in completion and soft costs coverage.

(iv) The required coverage shall not be on a “reporting form” basis.

(v) The required coverage shall not contain a coinsurance requirement.

(vi) In the event of an insured loss, Customer shall pay Symbotic from the proceeds of such insurance for any remaining payments owed to Symbotic for the Project less any cost reductions Symbotic is able to achieve using reasonable efforts to mitigate such costs. Symbotic shall be named as additional insureds as its interest may appear.

(vii) As long as Symbotic has remaining interest in the Project, all loss settlement checks shall include Symbotic as a payee.

(viii) It is understood that Symbotic may, at Symbotic’s sole cost and expense, maintain or procure its own policy of property insurance applicable to the Work constructed at the Site and/or applicable to owned or rented machinery, tools, or equipment, if Symbotic desires other or additional insurance to protect its interests.

(ix) It is understood and agreed that if Customer does not obtain and/or maintain such a policy, Customer shall nonetheless be responsible to Symbotic for and bear the risk of loss relating to any loss that would have been covered by a standard and customary builder’s risk policy, including without limitation, being required to pay Symbotic amounts it otherwise would have received in the event of loss if such a policy had been obtained and/or maintained;

(f) Certificate of Insurance. Annually, Customer shall provide to Symbotic policy extracts and policy form numbers to clarify an insurance certificate or as otherwise needed in the course of Symbotic’s business activities. Customer shall use commercially reasonable efforts to cause the foregoing policies to name Symbotic as an additional insured. Upon the request of Symbotic, Customer shall furnish Symbotic with a certificate of insurance evidencing the insurance required hereunder; and

(g) Other Insurance Requirements. All insurance required to be procured and maintained by Customer hereunder shall be written on an occurrence basis, except as noted, by an admitted insurance company (or companies) licensed to write insurance in the jurisdiction(s) where operations are located and conducted, of good financial standing and having an A.M. Best rating of A- or better. Such insurance shall include coverage for any and all liability assumed by Customer hereunder and shall act as and respond to any loss covered on a primary and non-contributory basis. Claims made policies can be utilized in place of occurrence based but the claims made policy must show evidence of appropriate retroactive dates to sufficiently cover inception of services contemplated by this Agreement. Claims made policies must be kept in full force and effect for two years following the completion of the Services and Deliverables.

10.3 Payment and Performance Bonds. Symbotic shall not furnish bonds covering faithful performance of this Agreement and payment of obligations of Symbotic arising under this Agreement.

ARTICLE XI

CUSTOMER FINANCING; OTHER OPPORTUNITIES

11.1 LAAS Opportunity. Subject to other provisions of this Section 11.1 (LAAS Opportunity), Section 11.3 (Termination of LAAS and Financing Opportunities) and Section 11.4 (Sales Support), during the Initial Term and, if applicable, the Extension Term, if any new, prospective or existing customer of Symbotic or its Affiliates requests that Symbotic provide the use of Symbotic’s proprietary automated material handling system(s) on a “logistics as a service” or “warehouse as a service” basis (or a basis that is substantially the same), or if Symbotic or its Affiliates seek to, directly or indirectly, anywhere in the world, sell or license to, offer to sell or license to, or start installation, implementation or integration of Symbotic’s proprietary automated material handling system(s) on a “logistics as a service” or “warehouse as a service” basis to any new, prospective or existing customer, other than through Customer (a “LAAS Opportunity”), then Symbotic and its Affiliates shall offer, pursuant to procedures established by the Duly Authorized Representative of Customer and the Duly Authorized Representative of Symbotic, each acting reasonably, from time to time following the execution and delivery of this Agreement (“LAAS Procedures”) (it being understood and agreed that the Parties shall reasonably cooperate following the date hereof to establish LAAS Procedures), such LAAS Opportunity to Customer on an exclusive basis; provided that nothing in the foregoing provisions of this Section 11.1 (LAAS Opportunity) shall prohibit or limit Symbotic and its Affiliates in any way from (1) offering to sell Symbotic’s proprietary automated material handling system(s) on a capital expenditure basis to such customer or other basis that is not a LAAS Opportunity, or (2) taking any other actions, including entering into any agreement with a Third Party, regarding such LAAS Opportunity only if (i) Customer rejects the LAAS Opportunity, (ii) Customer fails to respond regarding the LAAS Opportunity within 15 days of being notified by Symbotic or its Affiliates, orally or in writing, about such LAAS Opportunity, (iii) Customer, Symbotic and such Third Party fail to agree to binding price terms with respect to such LAAS Opportunity within [***] of being notified by or on behalf of Symbotic or any one of its Affiliates, orally on in writing, about such LAAS Opportunity (provided that, if Customer is actively negotiating such binding price terms as of the expiration of such [***], such period shall automatically extend for an additional [***] (such time period, as applicable, the “GreenBox LAAS Opportunity Exclusive Period”)), or (iv) Customer fails, in any material respects, to satisfy its obligations under the LAAS Procedures; provided further that, with respect to clauses (ii), (iii) and (iv) above, if Symbotic fails to enter into a definitive agreement with respect to such LAAS Opportunity within [***] days after the expiration of Customer’s initial exclusivity period set forth above, Symbotic shall re-offer such LAAS Opportunity to Customer on an exclusive basis in accordance with the terms set forth in this Section 11.1 (LAAS Opportunity). Notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 11.1 (LAAS Opportunity), Customer (x) acknowledges and agrees that Symbotic shall not be or be deemed in breach of its obligations under this Section 11.1 (LAAS Opportunity), unless Symbotic or, at its express direction, its Representatives, shall have actually pursued a LAAS Opportunity with a new, prospective or existing Customer of Symbotic or its Affiliates during the GreenBox LAAS Opportunity Exclusive Period (such actual actions, a “LAAS Opportunity Breach”) and (y) irrevocably waives any right to initiate and/or pursue an Action arising out of Symbotic’s breach of its exclusive basis obligations contemplated by the provisions of this Section 11.1 (LAAS Opportunity), other than a LAAS Opportunity Breach.

11.2 Financing Opportunity. Subject to the other provisions of this Section 11.2 (Financing Opportunity), Section 11.3 (Termination of LAAS and Financing Opportunities) and Section 11.4 (Sales Support), during the Initial Term and, if applicable, the Extension Term, Symbotic and its Affiliates shall offer, pursuant to procedures established by the Duly Authorized Representative of Customer and the Duly Authorized Representative of Symbotic, each acting reasonably, from time to time following the execution and delivery of this Agreement (“Financing Procedures”) (it being understood and agreed that the Parties shall reasonably cooperate following the date hereof to establish Financing Procedures), to each new, prospective or existing customer of Symbotic that is seeking to install, implement or license Symbotic’s proprietary automated material handling system(s), the opportunity to obtain financing of the capital payment or any portion thereof for such system(s) through Customer (“Financing Opportunity”) on an exclusive basis; provided, nothing in the foregoing provisions of this Section 11.2 (Financing Opportunity) shall prohibit or limit Symbotic or its Affiliates in any way from taking any actions, including entering into any agreement, regarding the sale, lease or license of system(s) (on any terms) to such new, prospective or existing customer only if (i) Customer rejects the Financing Opportunity or such customer of Symbotic rejects the Financing Opportunity, (ii) Customer fails to respond regarding the Financing Opportunity within 15 days of being notified by Symbotic or its Affiliates, orally or in writing, about such Financing Opportunity, (iii) Customer fails to enter into a definitive Agreement with respect to a Financing Opportunity within [***] of being notified by Symbotic or its Affiliates, orally or in writing, about such Financing Opportunity (provided that, if Customer is actively negotiating such definitive Agreement as of the expiration of such [***], such period shall automatically extend for an additional [***] (such time period, as applicable, the “GreenBox

Financing Opportunity Exclusive Period”)) or (iv) Customer fails, in any material respects, to satisfy its obligations under the Financing Procedures; provided further that, with respect to clauses (ii), (iii) and (iv) above, if Symbotic or a Third Party fails to enter into a definitive agreement with respect to such Financing Opportunity with such customer within [***] after the expiration of Customer’s initial exclusivity period set forth above, Symbotic shall re-offer such Financing Opportunity to Customer on an exclusive basis in accordance with the terms set forth in this Section 11.2. If Customer accepts the Financing Opportunity and a definitive agreement with respect to such Financing Opportunity is entered into by Customer and the applicable new, prospective or existing customer of Symbotic (the amount to be financed by Customer pursuant to such definitive agreement, the “Financing Commitment”), Symbotic shall credit the amount of any Financing Commitment that is actually paid by Customer to such Third Party or to Symbotic on behalf of such Third Party for Symbotic System(s) installed, implemented or licensed by such Third Party against the Purchase Commitment set forth in Section 1.3 (Commitment). Notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 11.2 (Financing Opportunity), Customer (x) acknowledges and agrees that Symbotic shall not be or be deemed in breach of its obligations under this Section 11.2 (Financing Opportunity), unless Symbotic or, at its express direction, its Representatives or a Third Party, shall have actually pursued a Financing Opportunity with a new, prospective or existing Customer of Symbotic or its Affiliates during the GreenBox Financing Opportunity Exclusive Period (such actual actions, a “Financing Opportunity Breach”) and (y) irrevocably waives any right to initiate and/or pursue an Action arising out of Symbotic’s breach of its exclusive basis obligations contemplated by the provisions of this Section 11.2 (Financing Opportunity), other than a Financing Opportunity Breach. The Parties acknowledge and agree, nothing in Section 11.1 (LAAS Opportunity) or this Section 11.2 (Financing Opportunity) shall limit in any way (A) Symbotic’s obligations under any agreements with its current or prospective customers as set forth on Schedule 11.2(A), which may be updated from time to time as mutually agreed between the Parties, (B) Symbotic’s ability to negotiate to sell, offer, sell or license Symbotic’s proprietary automated material handling system(s) to any of its customers contemplated by clause (A) of this Section 11.2 (Financing Opportunity), and Symbotic’s prospective customers set forth on Schedule 11.2(B), which schedule (and any revisions thereto) shall be mutually agreed between the Parties, or (C) any actions of C&S or any of its Subsidiaries.

11.3 Termination of LAAS and Financing Opportunities. Symbotic’s and its Affiliates’ obligations pursuant to Section 11.1 (LAAS Opportunity) and Section 11.2 (Financing Opportunity) shall terminate if the SB Member Defaults under the LLC Agreement and does not cure such Default within the applicable Cure Period set forth in the LLC Agreement, where the terms “SB Member,” “Default,” and “Cure Period” are as defined in the LLC Agreement.

11.4 Sales Support. Without limiting Section 11.1 (LAAS Opportunity) or Section 11.2 (Financing Opportunity), Symbotic shall market, promote and co-promote with Customer, Customer’s offerings to Symbotic’s current and prospective customers, in accordance with the procedures that Symbotic and Customer shall mutually agree in writing. Symbotic shall ensure that its sales and marketing Personnel are incentivized to sell Symbotic’s proprietary automated material handling system(s) on a “logistics as a service” or “warehouse as a service” basis, to substantially the same extent as it is incentivized to sell such systems on a capital expenditure basis. The Parties shall, as promptly as practicable, reasonably agree on the procedures contemplated in this Section 11.4 (Sales Support), the LAAS Procedures contemplated in

Section 11.1 (LAAS Opportunity) and the Financing Procedures contemplated in Section 11.2 (Financing Opportunity), which procedures shall include the provision to Customer of (a) sufficient information from Symbotic for Customer to the extent reasonably necessary to assess and prepare an alternative price quotation for the LAAS Opportunity or Financing Opportunity, as the case may be and (b) subject to the terms of Article XII (Confidentiality and Access to Customer Systems) and Article XVII (Records/Audits), access to relevant Records regarding total sales of Symbotic’s proprietary automated material handling system(s) to the extent reasonably necessary to confirm Symbotic’s compliance with the terms set forth herein.

11.5 Exclusivity Entity . Notwithstanding anything to the contrary in this Agreement, Customer shall not, directly or indirectly, anywhere in the world, sell or license, offer to sell or license, or otherwise offer automated material handling services using, any Systems installed or integrated for Customer pursuant to this Agreement to Exclusivity Entity (as defined in the Walmart MAA) or any Dedicated Provider (as defined in the Walmart MAA) thereof during the Exclusivity Period (as defined in the Walmart MAA).

ARTICLE XII

CONFIDENTIALITY AND ACCESS TO CUSTOMER SYSTEMS

12.1 Treatment of Confidential Information Generally. Each Party that receives Confidential Information (the “Receiving Party”) of the other Party (the “Disclosing Party”) shall maintain as confidential and shall not disclose or allow the disclosure of except to those of its and its Affiliates’ employees, contractors, subcontractors, consultants, attorneys, accountants and other advisors (and in the case of Customer as the Receiving Party, to SB Group or any of its Affiliates, unless any such Affiliate is a Symbotic Competitor or Portfolio Company (as such terms are defined in the LLC Agreement) that, as of the time of disclosure, competes with the core business of Symbotic or its Affiliates), which contractors, subcontractors and consultants do not, as of the time of disclosure, compete with Symbotic or Customer in their respective businesses (collectively, “Representatives”) who (i) need to know such information in connection with this Agreement, and (ii) have been informed of the confidentiality obligations hereunder; provided, however, that such Representatives shall not copy, or use for purposes other than the performance of this Agreement, any Disclosing Party’s Confidential Information. As the Receiving Party, each Party agrees to protect the Disclosing Party’s Confidential Information with the same degree of care a prudent Person would exercise to protect its own confidential information of similar nature and to prevent the loss or unauthorized or inadvertent use, disclosure, or publication thereof. The Receiving Party shall notify the Disclosing Party in writing of any loss or unauthorized or inadvertent use or disclosure of or access to the Disclosing Party’s Confidential Information promptly following the Receiving Party’s discovery of such loss, use, disclosure or access and shall promptly take measures to minimize the effect of such loss, use, disclosure or access and to prevent its recurrence. Subject to Section 7.1 (Intellectual Property Ownership), as between Symbotic and Customer, Customer Confidential Information shall at all times belong solely and exclusively to Customer and Symbotic Confidential Information shall at all times belong solely and exclusively to Symbotic.

12.2 Exceptions. For the purposes of this Agreement, Confidential Information of a Disclosing Party shall not include any information that is:

(a) publicly known at the time of the disclosure by the Disclosing Party or subsequent to such disclosure becomes publicly known through no wrongful act or omission of the Receiving Party hereunder;

(b) lawfully known by or in the possession of the Receiving Party prior to its receipt from the Disclosing Party without obligations of confidentiality;

(c) subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party not, to the Receiving Party’s knowledge, having a confidential relationship with the Disclosing Party and which Third Party rightfully, to the Receiving Party’s knowledge, acquired such information; or

(d) independently developed by the Receiving Party without the use of any of the Disclosing Party’s Confidential Information, as demonstrated by the Receiving Party’s written records kept in the ordinary course of its business.

12.3 Permitted Use. Each Party agrees and acknowledges that the sole purpose in disclosing Confidential Information hereunder or allowing access to such Confidential Information is to aid the Parties in performing their respective obligations hereunder. Each Party agrees to use Confidential Information solely for the purposes of the applicable Project SOW and pursuant to the terms of this Agreement, subject to the other terms and conditions of this Article XII (Confidentiality and Access to Customer Systems).

12.4 Mandatory Disclosure. Nothing herein shall prevent the Receiving Party from disclosing any of the Disclosing Party’s Confidential Information as necessary pursuant to the lawful requirement of any Governmental Authority, including as required or requested by the U.S. Securities and Exchange Commission or any stock exchange, or by any subpoena, summons, order or other judicial process; provided, however, that promptly following receipt of any order compelling such disclosure, or a reasonable determination that disclosure is required under this Section 12.4 (Mandatory Disclosure), the Receiving Party has notified, to the extent not prohibited by Law, the Disclosing Party in writing of such requirement to disclose and has cooperated with the Disclosing Party’s, at the Disclosing Party’s cost and expense, reasonable, lawful efforts to resist, limit or delay disclosure, including by requesting confidential treatment with respect to any public filing. Nothing herein shall prevent the Receiving Party from disclosing any of the Disclosing Party’s Confidential Information if, and to the extent, such disclosure was specifically approved by the Disclosing Party, in writing, prior to such disclosure by the Receiving Party. Disclosure of any of the Disclosing Party’s Confidential Information under the circumstances described in this Section 12.4 (Mandatory Disclosure) shall not be deemed to render such Confidential Information as non-confidential and the Receiving Party’s obligations with respect to such Confidential Information shall not be changed or lessened by virtue of any such disclosure.

12.5 Return; Destruction of Information. Other than with respect to the Deposit Materials that were released (which shall be subject to Section 7.4(h) (Return of Deposit Materials)) and subject to Section 17.1 (Records/Audits), each Party shall, upon termination or expiration of this Agreement, return or destroy (by rendering unreadable and unusable) Confidential Information of the other Party. Notwithstanding the foregoing, neither Party may destroy any of the other Party’s Confidential Information without such other Party’s prior written consent. Upon request, the destroying Party shall at such time provide the other Party with a certificate signed by an officer of the destroying Party certifying that all Confidential Information has been returned or destroyed. Each Party shall erase all of the other Party’s Confidential Information from all forms of magnetic and electronic media in accordance with the requirements set forth herein. If any Confidential Information cannot be erased from all forms of magnetic and electronic media, the destroying Party shall use its commercially reasonable efforts to ensure that it cannot be recovered or accessed.

12.6 Disclosure to Representatives; Obligations. Each Party shall be liable to the other under this Agreement for any breach of this Article XII (Confidentiality and Access to Customer Systems) by such Party or its Representatives. With regard to any Representative of the Receiving Party (other than the Receiving Party’s employees) which shall have access to the Disclosing Party’s Confidential Information, the Receiving Party shall (a) maintain in effect a written agreement with such Representative containing obligations and restrictions that, with respect to the Disclosing Party’s Confidential Information, are at least as stringent as those contained in this Article XII (Confidentiality and Access to Customer Systems); or (b) advise such Representative of the obligations and restrictions set forth in this Article XII (Confidentiality and Access to Customer Systems).

12.7 No Customer Personal Information. The Parties hereby acknowledge and agree that the Services contemplated hereunder do not require or involve and shall not require or involve the disclosure, exchange, access to, processing or use of Customer Personal Information regarding Customer or any of its customers. Customer hereby represents, warrants and covenants that Customer shall not provide, make available, transmit or otherwise disclose to Symbotic or to Symbotic Personnel any such Customer Personal Information in connection with the Services or otherwise. In the event that Symbotic becomes aware in the exercise of reasonable diligence of Symbotic’s inadvertent possession of Customer Personal Information, Symbotic shall promptly notify Customer of the receipt of Customer Personal Information and shall cooperate with Customer to return the Customer Personal Information to Customer in accordance with Section 12.5 (Return; Destruction of Information) in a secure manner mutually agreed by the Parties.

12.8 Treatment of Security Information. Symbotic and its Personnel shall treat all Customer System access information and information concerning Customer’s security systems as Customer Confidential Information in accordance with this Article XII (Confidentiality and Access to Customer Systems) of this Agreement.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES; WARRANTY; CORRECTION OF DEFECTS

13.1 Symbotic Representations and Warranties. Symbotic represents and warrants to Customer that:

(a) as of the date hereof, Symbotic is a limited liability company duly formed under the Laws of Delaware and is validly existing and in good standing under the Laws of Delaware, and is duly qualified and in good standing, where such concept is applicable, in each other jurisdiction where the failure to be so qualified and in good standing would have a material adverse effect on its business, activities, ability to perform its obligations under this Agreement or compliance with any of its promises, representations and warranties hereunder;

(b) as of the date hereof, Symbotic has all necessary corporate or similar power and authority to enter into this Agreement and throughout the Term to perform its obligations hereunder, and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company actions; and

(c) Symbotic’s execution of this Agreement and, throughout the Term, the performance of its obligations hereunder shall not conflict or interfere with any Third Party agreements, to which Symbotic or any of its Affiliates is bound, in a manner that materially and adversely impact Customer.

(d) throughout the Term, Symbotic shall perform its obligations under this Agreement in all material respects in accordance with Laws and Legal Requirements to the extent applicable to the performance of its obligations hereunder (including those relating to the payment of wages, the withholding of sums for taxes and otherwise and employee work discrimination and eligibility laws); provided that the Work may not be compliant with all Occupational Safety and Health Administration (“OSHA”) regulations to the extent Symbotic is either (i) directed by Customer to be so non-compliant or (ii) prevented from doing so as a direct result of an act or omission of Customer;

(e) throughout the Term, Symbotic shall cause the Work to be performed by Symbotic in a professional and workmanlike manner by qualified and trained Symbotic Personnel with relevant expertise; provided that if Customer believes that Symbotic is not in compliance with its obligation under this Section 13.1(e), then Customer must provide notice, in writing, to Symbotic within 30 days of such non-compliance, and Symbotic shall have 120 days from the date of such notice to use its commercially reasonable efforts to cure such non-compliance;

(f) throughout the Term, (i) Symbotic shall not, intentionally or knowingly, insert into the Symbotic System Software any virus, Trojan horse, worm, trapdoor, backdoor or malicious code the purpose of which is to disrupt, damage, or destroy the use or operation of any of the software, firmware, hardware, services, data, programs or computer or telecommunications facilities (“Malicious Code”); and (ii) with respect to the Symbotic System Software, Symbotic shall at all times use detection software for Malicious Code that is at a level consistent with generally accepted industry standards and practices and that is reasonably designed to prevent the introduction of Malicious Code into the Symbotic System Software or network;

(g) throughout the Term, Symbotic shall deliver the Equipment in good and undamaged condition in all material respects; and

(h) during the Warranty Period, the Equipment shall upon delivery be new and not used, remanufactured, reconditioned, or refurbished; provided that if Customer believes that Symbotic is not in compliance with its obligation under this Section 13.1(h), then Customer must provide notice, in writing, to Symbotic within 30 days of such non-compliance, and Symbotic shall have 120 days from the date of such notice to use its commercially reasonable efforts to cure such non-compliance.

13.2 System Warranty.

(a) Scope of Warranty and Warranty Period.

(i) For a period of one year following the achievement of Preliminary Acceptance for an Implemented Symbotic System (the “Warranty Period”), Symbotic shall provide a “bumper to bumper” parts warranty (the “Warranty”) on all aspects of the Symbotic System (structure, lifts, mobile robots, inbound and outbound Cells, conveyor and network), excluding Consumables. The Warranty shall provide for the replacement of all parts to address any electro-mechanical issues arising from normal use of the Symbotic System, excluding Consumables, and excluding parts damaged due to negligence, misuse or other damage not caused by Symbotic.

(ii) The Warranty covers parts only. Labor associated with diagnosis of faults, repair or replacement of parts, or for any preventative or reactive maintenance is to be performed by the maintenance technicians supporting the Implemented Symbotic System. If additional Symbotic expertise or labor is required for the warranty repair or replacement: (i) if Symbotic is providing the operation and maintenance Services for the Implemented Symbotic System pursuant to a separate Operations and Maintenance SOW, Symbotic shall provide such labor at no additional charge; and (ii) if Symbotic is not providing such operation and maintenance Services, the provisions of Section 13.3(b) (Customer Representations and Warranties) below shall apply. If there is a Defect that arises from the Symbotic System Software, Symbotic shall address the Defect as provided in Section 2.3 of the Software Support and Maintenance Agreement and the applicable Software License and Subscription SOW for the Implemented Symbotic System.

(b) Maintenance. After the Warranty Period has expired, spare parts, including Consumables, may be purchased at the costs outlined in the Recommended Spare Parts List. After the Warranty Period has expired, the costs of travel and expense shall be billed to Customer and the costs to perform the repairs shall be based on Symbotic’s then current hourly rate schedule.

(c) Pass-through Warranties. Symbotic shall, to the extent permitted by any applicable Third Party contract, pass-through to Customer any Third Party warranties for material or parts purchased from such Third Party.

13.3 Customer Representations and Warranties. Customer represents and warrants to Symbotic that:

(a) as of the date hereof, Customer is a limited liability company duly incorporated under the Laws of Delaware and is validly existing and in good standing under the Laws of Delaware, and is duly qualified and in good standing as a corporation in each other jurisdiction where the failure to be so qualified and in good standing would have an adverse effect on its business, activities, ability to perform its obligations under this Agreement or compliance with any of its promises, representations and warranties hereunder;

(b) as of the date hereof, Customer has all necessary corporate or similar power and authority to enter into this Agreement and throughout the Term to perform its obligations hereunder and thereunder, and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary legal corporate actions;

(c) to Customer’s knowledge, the Customer Site Information and any amendment or revision thereof is accurate and complete as of each date on which it is delivered to Symbotic; and

(d) Customer’s execution of this Agreement and, throughout the Term, the performance of its obligations hereunder shall not conflict or interfere with any Third Party agreements, to which Customer or any of its Affiliates is bound, in a manner that materially and adversely impact Symbotic.

(e) throughout the Term, Customer shall perform its obligations under this Agreement in all material respects in accordance with Laws and Legal Requirements to the extent applicable to the performance of its obligations hereunder (including those relating to the payment of wages, the withholding of sums for taxes and otherwise and employee work discrimination and eligibility laws); and

(f) throughout the Term, (i) Customer shall not, intentionally or knowingly, insert into any Symbotic system or network any Malicious Code; and (ii) with respect to the Symbotic System Software, Customer shall at all times use detection software for Malicious Code that is at a level consistent with generally accepted industry standards and practices that is reasonably designed to prevent the introduction of any Malicious Code into any Symbotic System or network.

13.4 No Additional Representations or Warranties. EXCEPT AS SET FORTH IN SECTIONS 13.1 (SYMBOTIC REPRESENTATIONS AND WARRANTIES), 13.2 (SYSTEM WARRANTY) AND 13.3 (CUSTOMER REPRESENTATIONS AND WARRANTIES), THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY AND INCLUDING WITH RESPECT TO SYMBOTIC PROPERTY OR THE SERVICES AND/OR DELIVERABLES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER WHATSOEVER AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL WARRANTIES OF MERCHANTABILITY, DESIGN, CONDITION, DURABILITY, PERFORMANCE, QUALITY, CAPACITY OR FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS ARE EXPRESSLY EXCLUDED. CUSTOMER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED ON ANY REPRESENTATIONS OR WARRANTIES NOT SPECIFICALLY INCLUDED IN THIS ARTICLE XIII (REPRESENTATIONS AND

WARRANTIES; WARRANTY; CORRECTION OF DEFECTS), INCLUDING ANY SALES PRESENTATIONS, DEMOS, REPLIES TO RFPS, MANAGEMENT PRESENTATIONS, OR OTHER COMMUNICATIONS (COLLECTIVELY, “SYMBOTIC INFORMATION”), AND SHALL NOT ASSERT, AND SHALL CAUSE ITS AFFILIATES AND CUSTOMER PERSONNEL NOT TO ASSERT, ANY CLAIM AGAINST SYMBOTIC WITH RESPECT TO THEIR RELIANCE ON ANY SYMBOTIC INFORMATION.

ARTICLE XIV

INDEMNIFICATION; LIMITATION OF LIABILITY

14.1 Symbotic Indemnification Obligations. Symbotic shall defend, indemnify and hold harmless Customer, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, “Customer Indemnitees”) from and against all Losses resulting from any claims made by a Third Party to the extent arising out of, without duplication, (a) the death, personal bodily injury, or property damage arising from a Defect in the design or installation of the Symbotic System except to the extent such Defect results from Symbotic following the written directions or request of Customer; (b) actions by employees or Subcontractors of Symbotic based on or arising out of their potential, current or past employment with or engagement by Symbotic, including any claim arising under workers’ compensation or other applicable Law, and any claim based on a theory that a Customer Indemnitee is an employer or joint employer of any such employees; (c) the gross negligence, Willful Misconduct, or actual fraud of Symbotic Personnel; (d) a material breach of Symbotic’s representations, warranties, or obligations of Symbotic under this Agreement (whether such material breach is a result of an act or omission of Symbotic or any Person acting on its behalf); (e) Symbotic’s violations of Laws applicable to Symbotic in its performance of its obligations under this Agreement; (f) that the Work Product, Deliverables, Work, Symbotic System, or any other Symbotic Property provided under this Agreement infringes or misappropriates the Intellectual Property rights of a Third Party, except to the extent (1) such claims result from Customer’s failure to use such Work Product, Deliverable, Work, Symbotic System, or other Symbotic Property in accordance with Specifications or Symbotic’s conformance with specifications or materials provided by Customer to Symbotic and reasonably used by Symbotic or (2) such Losses are caused by Customer’s gross negligence or Willful Misconduct; and (g) the failure by Symbotic to pay Covered Taxes timely collected from Customer to the applicable Governmental Authority.

14.2 Customer Indemnity Obligations. Customer shall defend, indemnify and hold harmless Symbotic, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, “Symbotic Indemnitees”), from and against Losses resulting from any claims made by a Third Party to the extent arising out of, without duplication, (a) product liability claims related to merchandise sold or otherwise distributed by Customer, except to the extent Symbotic is required to indemnify Customer Indemnitees under Section 14.1 (Symbotic Indemnification Obligations); (b) actions by employees of Customer based on or arising out of their potential, current or past employment with Customer, including any claim arising under workers’ compensation or other applicable Law, and any claim based on a theory that a Symbotic Indemnitee is an employer or joint employer of any such employees; (c) the gross negligence, Willful Misconduct, or actual fraud of Customer’s Personnel; (d) a material breach by Customer of its representations, warranties, or obligations under this Agreement (whether such material breach is a result of an act or omission of Customer or any Person acting on its behalf); (e) Customer’s violations of Laws applicable to Customer in its performance of its obligations under this Agreement; (f) specifications and other materials given by Customer to Symbotic that infringe or misappropriate the Intellectual Property rights of a Third Party and are reasonably used by Symbotic except to the extent such Losses are caused by Symbotic’s gross negligence or Willful Misconduct; (g) deployment changes or other modification to the Symbotic System Software or Symbotic Property made by Customer or Customer-Authorized Third Parties pursuant to Section 7.3(e)(ii) (Limitations and Restrictions); and (h) (1) the failure by Customer to timely pay to Symbotic all or any portion of the Covered Taxes, (2) any Covered Taxes that are the subject of a Direct Pay Permit or Exemption Certificate delivered by Customer to Symbotic pursuant to Section 9.5(c) (Exemption Certificates and Direct Pay Permits) and (3) a position regarding the taxability of property or services provided under this Agreement or a Project SOW taken by Symbotic upon the written request of Customer.

14.3 Indemnification Procedure.

(a) Subject to Section 14.3(b) (Infringement Indemnification Procedures), in the event of a claim by a Third Party for which a Customer Indemnitee or Symbotic Indemnitee (each, as applicable, an “Indemnitee”) seeks indemnification hereunder (“Third-Party Claim”), the Indemnitee shall promptly notify the other Party (the “Indemnifying Party”) in writing of any such Third-Party Claim and forward all related documents received with the Third-Party Claim to the Indemnifying Party. Any delay or failure of notice shall not relieve the Indemnifying Party of its obligations except to the extent it has been actually prejudiced thereby. The Indemnifying Party shall have sole control of the defense of any Third-Party Claim, other than any Third-Party Claim relating to or arising out of any Symbotic Property or that could, if adversely determined, reasonably be expected to be materially detrimental to Symbotic’s reputation or goodwill, the defense of which such Third-Party Claim shall be solely controlled by Symbotic; provided that:

(i) The Indemnitees reserve the right to be represented by counsel and the Indemnitees and their counsel shall have the right to participate in the defense or settlement of any Third-Party Claim. Such representation shall be at the expense of the Indemnitees, except that the Indemnifying Party shall, at its own expense, assign separate counsel to itself and to the Indemnitees if: (A) the employment of separate counsel by Indemnitees has been previously authorized by the Indemnifying Party; (B) the Indemnitees have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnitees in the conduct of any defense; or (C) the Indemnifying Party does not continue to retain counsel to fulfill its indemnification obligations under this Section 14.3 (Indemnification Procedure); and

(ii) The Indemnifying Party shall not agree to any settlement of any Third-Party Claim if such settlement: (A) imposes restrictions or liability on any Indemnitee or requires an admission of wrongdoing; or (B) requires any action by any Indemnitee, including any payment, without the Indemnifying Party first obtaining such Indemnitee’s written consent.

(b) Infringement Indemnification Procedures.

(i) In the event of any claim described in Section 14.1 (Symbotic Indemnification Obligations), Symbotic, at its expense and discretion, may take one or more of the following actions: (A) modify the infringing portion of the applicable Symbotic System, as the case may be, so that it is no longer infringing; (B) replace the infringing portion of the applicable Symbotic System with products functionally equivalent in all material respects; (C) obtain the right for Symbotic to continue to provide the applicable Symbotic System to Customer or the right for Customer to continue using the Symbotic System; or (D) if, after providing Customer the right to consult with Symbotic regarding possible modifications or replacements pursuant to options (A) and (B) and the right to participate in (but not control) any negotiations pursuant to option (C), Symbotic reasonably determines that none of the above options (A) through (C) can be implemented by Symbotic using its commercially reasonable efforts or can be obtained by Symbotic on commercially reasonable terms, terminate some or all of Customer’s rights under this Agreement with respect to any Symbotic System. Notwithstanding any such replacement, modification, licensing or termination, Symbotic’s obligations to defend and indemnify Customer Indemnitees subject to the terms of this Agreement shall not be changed.

(ii) Symbotic shall have no obligation to defend, indemnify and hold harmless any Customer Indemnitee with respect to any Loss to the extent caused by or to the extent increased by Symbotic Systems or components or parts thereof that are compliant with written specifications provided by any Customer Indemnitee in all material respects solely to the extent that compliance with the written specifications provided by such Customer Indemnitee caused such claim or Loss and such claim or Loss would not have arisen but for compliance with such written specifications.

(iii) Additionally, Symbotic shall have no obligation to indemnify any Customer Indemnitee under this Article XIV (Indemnification; Limitation of Liability) for any Loss to the extent caused by or to the extent increased by (A) any Customer Indemnitee’s or anyone acting on its behalf’s use of a Symbotic System or components or parts thereof other than in accordance with this Agreement and any documentation or use instructions of a Symbotic System or components or parts thereof; (B) any Customer Indemnitee’s or anyone acting on its behalf’s use of such Symbotic System in combination with non-Symbotic software or other components other than as specifically authorized by Symbotic; or (C) any Customer Indemnitee’s or anyone acting on its behalf’s use of materials, designs, methods, components, technology, software, hardware or services not provided or authorized by or at the direction of Symbotic or its Affiliates, in each case, to the extent the claim or Loss would have been avoided but for any Customer Indemnitee taking any of the actions described above.

14.4 No Consequential Damages. EXCEPT AS OTHERWISE PROVIDED IN SECTION 14.6 (EXCLUSION FROM LIABILITY CAP), AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT AND AS A FUNDAMENTAL CONDITION HEREOF, EACH OF THE PARTIES AGREES THAT NEITHER SYMBOTIC NOR CUSTOMER SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL LOSS, PUNITIVE DAMAGES, INCIDENTAL DAMAGES, INDIRECT DAMAGES, LOSSES RELATED TO

PROCUREMENT OF ALTERNATIVE GOODS OR SERVICES, LOST PROFITS, DIMINUTION IN VALUE, LOSS OF DATA OR LOSS OF OPPORTUNITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN AN ACTION IN CONTRACT, TORT, STRICT LIABILITY OR NEGLIGENCE, OR OTHER ACTIONS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

14.5 Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED IN SECTION 14.6 (EXCLUSION FROM LIABILITY CAP), EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING UNDER EXHIBIT G (SOFTWARE SUPPORT AND MAINTENANCE AGREEMENT), DURING THE TERM AND THE TERM OF THE SOFTWARE SUPPORT AND MAINTENANCE AGREEMENT, AS APPLICABLE, SHALL NOT EXCEED [***] (THE “LIABILITY CAP”).

14.6 Exclusion from Liability Cap. The limitations set forth in Section 14.5 (Limitation of Liability) shall not apply to the following categories of Losses, and such Losses shall not count towards the Liability Cap amount under this Article XIV (Indemnification; Limitation of Liability):

(a) a Party’s or its Affiliates’ actual fraud or Willful Misconduct;

(b) Customer’s obligation to pay the Charges;

(c) claims for indemnification under Section 14.1(a), 14.1(f) and 14.1(g) (Symbotic Indemnification Obligations);

(d) claims for indemnification under Section 14.2(a), 14.2(f) and 14.2(g) (Customer Indemnity Obligations);

(e) a breach of any obligation under:

(i) Section 7.3(a) (Software License) or Section 7.3(b) (Symbotic Property License);

(ii) Section 7.3(e) (Limitations and Restrictions) or Section 7.3(f) (Authorized Users);

(iii) Section 7.4(f) (Escrow License) or Section 7.4(g) (Rights in the Deposit Materials);

(iv) Section 7.1 (Intellectual Property Ownership);

(v) Section 12.1 (Treatment of Confidential Information Generally), Section 12.4 (Mandatory Disclosure), Section 12.5 (Return; Destruction of Information), Section 12.6 (Disclosure to Representatives; Obligations);

(f) taxes for which a Party is responsible pursuant to Section 9.5 (Taxes); or

(g) the Termination Payment.

14.7 Treatment of Claims Under the Software Support and Maintenance Agreement. The provisions of Sections 14.3(b) (Infringement Indemnification Procedures) and 14.5 (Limitation of Liability) shall also apply to Losses arising out of or in connection with the Software Support and Maintenance Agreement as if such Losses arose out of or in connection with this Agreement, and all Losses paid out under the Software Support and Maintenance Agreement shall be deducted from the Liability Cap as if such Losses were paid out under this Agreement. In the event of termination of this Agreement for any reason or expiration of this Agreement, the Liability Cap shall be the amount that existed on the date of termination or expiration.

ARTICLE XV

TERM AND TERMINATION

15.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue until July 23, 2027 unless earlier terminated as provided in this Agreement (the “Initial Term”); provided that, if at the end of the Initial Term, Project SOWs have not been executed with respect to Symbotic Systems with an aggregate purchase price of the Purchase Commitment, Customer may, upon written notice to Symbotic, cause the Initial Term to be extended until July 23, 2029 (the “Extension Term,” and “Term” shall mean the Initial Term and any Extension Term). Notwithstanding anything contained herein to the contrary, if a Symbotic Succession Event occurs on or before July 23, 2029, then Customer shall have the option to, within 30 days from the Succession Date, reduce the remaining Purchase Commitment as of the Succession Date by 50% (i.e., 50% of the difference between the total Purchase Commitment and the amount actually expended on Symbotic Systems by Customer as of the Succession Date) and modify the Rolling Project Schedule and the remaining portion of the Expected Timeline in Exhibit B (Expected Timeline) accordingly; provided that Customer shall provide Symbotic written notice of such election within the 30-day period (such reduced Purchase Commitment, the “Adjusted Purchase Commitment”).

15.2 Extension Discussions. Provided that at the end of the Term, Customer is not committing a Customer Material Breach that it has failed to cure in accordance with Section 15.5 (Termination by Symbotic for Customer Material Breach), at least 180 days prior to the end of the Initial Term or Extension Term, as applicable, the Parties shall discuss in good faith an extension of the Term to increase the number of Symbotic Systems to be implemented pursuant to this Agreement.

15.3 Extension for Symbotic Delay. In the event (a) the Final Acceptance of any Symbotic System is later than the date (the “Grace Period End Date”) that is 90 days after the date required for such Final Acceptance in the applicable Project SOW and (b) the delay in such Final Acceptance is exclusively due to the action or inaction of Symbotic or its Affiliates, Customer may extend the Initial Term or the Extension Term, as applicable, by the number of days that such date of Final Acceptance is after the Grace Period End Date; provided that Customer may only extend the Initial Term or Extension Term, as applicable, for up to 90 days for any individual Symbotic System and 18 months, in the aggregate pursuant to this Section 15.3 (Extension for Symbotic Delay).

15.4 Termination by Customer for Symbotic Material Breach. Customer may terminate (a) this Agreement upon a material breach of this Agreement by Symbotic that causes Customer material harm under this Agreement or (b) a SOW upon a material breach of such SOW by Symbotic that causes Customer material harm under such SOW (“Symbotic Material Breach”), in each case in the event that Symbotic has not cured such Symbotic Material Breach within 90 days of receipt of a notice from Customer describing in reasonable detail the Symbotic Material Breach (“Customer Material Breach Notice”); provided that no cure period shall be available if the Symbotic Material Breach is not capable of being cured. In the event a Project SOW is terminated for a Symbotic Material Breach, the applicable purchase price for such Symbotic System specified in such Project SOW shall be deducted from the Purchase Commitment. The Customer Material Breach Notice shall specify whether the breach is curable, and if curable, the date on which the applicable cure period for the Symbotic Material Breach must be cured. At any time after expiration of the cure period (or in the Customer Material Breach Notice, if such Symbotic Material Breach is not curable), Customer may, upon written notice to Symbotic, terminate this Agreement or the applicable specific SOW.

15.5 Termination by Symbotic for Customer Material Breach. Symbotic may terminate (a) this Agreement upon a material breach of this Agreement by Customer that causes Symbotic material harm under this Agreement or (b) a SOW upon a material breach of such SOW by Customer that causes Symbotic material harm under such SOW (“Customer Material Breach”), in each case in the event that Customer has not cured such Customer Material Breach within 90 days of receipt of a notice from Symbotic describing in reasonable detail the Customer Material Breach (“Symbotic Material Breach Notice”); provided that no cure period shall be available if the Customer Material Breach is not capable of being cured. The Symbotic Material Breach Notice shall specify whether the breach is curable, and if curable, the date on which the applicable cure period for the Customer Material Breach must be cured. At any time after expiration of the cure period (or in the Symbotic Material Breach Notice, if such Customer Material Breach is not curable), Symbotic may, upon written notice to Customer, terminate this Agreement or the applicable specific SOW(s).

15.6 Termination for Insolvency. Either Party may terminate this Agreement by written notice with immediate effect if the other Party undergoes an Insolvency Event.

15.7 Termination for Convenience. A SOW may, but is not required to, specify whether one or both Parties may terminate such SOW and, if so, the terms and conditions thereof.

15.8 Termination Due to Customer Dissolution. Symbotic may terminate this Agreement with 30 days’ prior written notice if Customer is dissolved in accordance with the terms of the LLC Agreement.

15.9 Termination Payments. Without limiting Customer’s right to extend the Initial Term pursuant to Section 15.1 (Term), if this Agreement is terminated (a) pursuant to Section 15.5 (Termination by Symbotic for Customer Material Breach), (b) Section 15.8 (Termination Due to Customer Dissolution) or (c) by Symbotic pursuant to Section 15.6 (Termination for Insolvency), or Customer otherwise fails to expend at least the Purchase Commitment (or the Adjusted Purchase Commitment, as applicable) to purchase the Symbotic Systems by the end of the Term, as applicable, then Customer shall promptly, and any event within ten Business Days of the termination or end of the Initial Term or Extension Term, as applicable, pay to Symbotic an amount equal to (i) (x) the Margin Percentage at the time of such termination, times (y) the difference between the Purchase Commitment (or the Adjusted Purchase Commitment, as applicable) and the amount actually expended on Symbotic Systems by Customer at the time of such termination, plus (ii) (1) the Software License fee for one Symbotic System at the time of such termination times (2) the difference between the Purchase Commitment (or the Adjusted Purchase Commitment, as applicable) and the amount actually expended on Symbotic Systems by Customer at the time of such termination, divided by $75,000,000, rounded up to the nearest whole number (“Unordered Systems”) (clause (i) and (ii), collectively, the “Unordered Systems Liquidated Damages”). The Parties intend that the Unordered Systems Liquidated Damages constitute compensation, and not a penalty. The Parties acknowledge and agree that Symbotic’s harm caused by the Unordered Systems would be impossible or very difficult to accurately estimate as of the Effective Date, and that the Unordered Systems Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from the Unordered Systems. Customer’s payment of the Unordered System Liquidated Damages is Customer’s sole liability and entire obligation with respect to such Unordered Systems and once paid shall be Symbotic’s exclusive remedy for any Losses or other damages suffered for or in connection with the Unordered Systems, and Symbotic shall not bring, and shall cause its Affiliates not to bring, any Action against Customer or any of its Affiliates relating to or in connection with the Unordered Systems.

15.10 Obligations upon Termination. Upon termination of this Agreement or of an SOW as specified below and subject to the terms of this Agreement, unless otherwise agreed by the Parties in writing:

(a) if this Agreement is terminated by Symbotic pursuant to Section 15.5 (Termination by Symbotic for Customer Material Breach), Symbotic may cease to perform any Services hereunder or under any executed SOWs;

(b) if this Agreement is terminated for any reason other than by Symbotic pursuant to Section 15.5 (Termination by Symbotic for Customer Material Breach), Symbotic shall continue to perform under any executed SOWs and under the Software Support and Maintenance Agreement in accordance with their respective terms; provided that, for the avoidance of doubt, the Purchase Commitment and any obligation of any Party to enter into any additional SOWs hereunder shall immediate cease;

(c) in the event of any termination, Customer shall remain obligated to make payment for any accrued and unpaid amount owed to Symbotic pursuant to the terms of this Agreement or any SOW, and no rights already accrued of Symbotic hereunder shall be affected; and

(d) expiration or termination of this Agreement for any reason shall not release either Party from any liabilities or obligations set forth in this Agreement which (i) the Parties have expressly agreed in writing shall survive any such expiration or termination or (ii) remain to be performed or by their nature would be intended to be applicable following any such expiration or termination or (iii) under the Source Code Escrow Agreement.

15.11 Survival of Obligations. The rights and obligations of the Parties under the following provisions of this Agreement shall survive the termination or expiration of this Agreement: the payment obligations under Section 7.1 (Intellectual Property Ownership), Section 7.2 (No Other Jointly-Developed or Customer-Owned Work Product), Section 7.3(c) (Software License Fee), Section 7.3(d) (License), Section 7.3(e) (Limitations and Restrictions), Section 7.4(f) (Escrow License, solely for the duration set forth therein), Section 7.5 (Bankruptcy); Section 9.1 (Charges), Section 9.2 (Invoicing), Section 9.4 (Adjustments for Inflation), Section 9.5 (Taxes), Article X (Insurance Requirements) (solely for the time period set forth therein), Section 12.1 (Treatment of Confidential Information Generally), Section 12.2 (Exceptions), Section 12.4 (Mandatory Disclosure), Section 12.5 (Return; Destruction of Information), Section 12.6 (Disclosure to Representatives; Obligations), Section 12.7 (No Customer Personal Information) (last sentence only), Section 12.8 (Treatment of Security Information), Section 14.1 (Symbotic Indemnification Obligations) (but only with respect to events and circumstances occurring prior to termination or expiration of the Agreement or a SOW), Section 14.2 (Customer Indemnity Obligations) (but only with respect to events and circumstances occurring prior to termination or expiration of the Agreement or a SOW), Section 14.3 (Indemnification Procedure), Section 14.4 (No Consequential Damages), Section 14.5 (Limitation of Liability), Section 14.6 (Exclusion from Liability Cap), Section 14.7 (Treatment of Claims Under the Software Support and Maintenance Agreement), Section 15.7 (Termination for Convenience), Section 15.10 (Obligations upon Termination), this Section 15.11 (Survival of Obligations), Article XVI (Dispute Resolution), Article XIX (Miscellaneous Provisions), Exhibit A (Definitions) and Exhibit D (Pricing). For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, each Party shall remain fully liable for any and all Losses incurred or suffered by the other Party as a result of any breaches (or deemed breaches) of this Agreement by such Party occurring prior to the termination or expiration of this Agreement.

ARTICLE XVI

DISPUTE RESOLUTION

16.1 Arbitration.

(a) Any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, whether arising in contract or tort, shall be settled by arbitration administered in accordance with its JAMS International Arbitration Rules. The number of arbitrators shall be three, one of whom shall be appointed by each of the Parties and the third of whom shall be selected by mutual agreement of the co-arbitrators with the input of the Parties, if possible, within 30 days of the selection of the second arbitrator and thereafter by the administering authority. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitration award rendered by the arbitrators shall be final and binding on the parties. Judgment on the award may be entered in any court having jurisdiction thereof.

(b) The Parties shall keep any such arbitration confidential and shall not disclose to any Person, other than those necessary to the proceedings, the existence of the arbitration, any information, testimony or documents submitted during the arbitration or received from the other Party, a witness or the arbitrators in connection with the arbitration, and any award, unless and to the extent that disclosure is required by law or is necessary for permitted court proceedings, such as proceedings to recognize or enforce an award.

(c) The arbitrators shall award to the prevailing Party its costs and expenses, including its reasonable legal fees and other costs of legal representation, as determined by the arbitrators. If the arbitrators determine a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the arbitrators may award the prevailing Party a corresponding percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration.

(d) Either Party may make an application to the arbitrators or to any court of competent jurisdiction seeking any interim measures, including injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

(e) The procedures for the taking of evidence shall be governed by the IBA Rules on the Taking of Evidence in International Arbitration.

(f) The Parties waive any defense based on sovereignty, including immunity to arbitration, immunity to judicial proceedings to enforce or aid any such arbitration, and immunity to enforcement and execution of the award or any judgment thereon. This waiver includes pre-award and prejudgment attachments.

16.2 Consolidation. An arbitral tribunal constituted under this Agreement, or at any time prior to the arbitral tribunal being constituted, may, at the request of a party to the arbitration proceeding, consolidate the arbitration proceeding with any other arbitration arising under this Agreement, the Framework Agreement, the LLC Agreement or the Warrant (as defined in the Framework Agreement), if the arbitration proceedings raise common questions of law or fact, and consolidation would not prejudice the rights of any Party. If two or more arbitral tribunals under such agreements issue consolidation orders, the order issued by the arbitral tribunal first constituted shall prevail. In addition, any Party may bring claims under such agreements.

ARTICLE XVII

RECORDS/AUDITS

17.1 Records/Audits. In addition to the requirements of maintain Records relating to Covered Taxes under Section 9.5(e) (Record Retention), Symbotic shall use its commercially reasonable efforts to maintain material books and records relating to the Services and/or Deliverables (“Records”), for a period of three years following the expiration or termination of this Agreement. All Records shall be considered and treated as Confidential Information in accordance with Article XII (Confidentiality and Access to Customer Systems). During the Term and for a period of three years after expiration or termination thereof, Symbotic shall, upon reasonable written request by Customer, once annually provide Customer access to Records and make Records (physical and electronic) available for Customer’s personnel, accountants, and/or auditors for inspection of financial records related to such Services and Deliverables. With ten Business Days advance written notice, Symbotic agrees to reasonably cooperate with Customer in conducting such audits (and assist in the examination of the Records at no additional charge) on Symbotic’s premises, and Customer agrees to schedule such audits during Symbotic’s normal business hours; provided, however, that Symbotic shall only provide Customer access to redacted copies of Records that contain any privileged information, as reasonably determined by Symbotic. Customer shall pay for all costs and expenses associated with the audits.

17.2 Symbotic Audit. During the Term, Customer shall, upon reasonable written notice by Symbotic, once annually provide Symbotic access to the Sites, Customer Personnel and Symbotic Systems used in the receipt of the Services to verify that the Services are being used in accordance with the terms of this Agreement. Symbotic shall provide at least ten Business Days’ advance written notice of any such audit, and Customer agrees to reasonably cooperate with Symbotic in conducting such audits on Customer’s premises; provided that Symbotic agrees to schedule such audits during Customer’s normal business hours. Symbotic shall pay for all costs and expenses associated with the audits.

ARTICLE XVIII

FORCE MAJEURE

18.1 Force Majeure. Notwithstanding anything to the contrary in this Agreement, and subject to Section 5.4(d) (Delay and Extensions of Time), no Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control (a “Force Majeure Event”), including: (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) embargoes or blockades in effect on or after the Effective Date; (e) national or regional emergency; (f) strike, labor stoppages, labor disputes or slowdowns or other industrial disturbances by employees of persons other than Symbotic and its Subcontractors; (g) shortage of adequate power or transportation facilities; (h) failures of utilities (e.g., power companies, Internet service providers, telecommunications providers); (i) global pandemics; (j) supply-chain and related issues; and (k) a shortage of raw materials necessary for the construction of a Symbotic System such that these raw materials are not available on commercially reasonable terms. The Party suffering a Force Majeure Event shall give notice of the Force Majeure Event to the other Party as soon as reasonably practicable, stating the period of time the occurrence is expected to continue, and shall use reasonably diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

ARTICLE XIX

MISCELLANEOUS PROVISIONS

19.1 Integrated Agreement. This Agreement, as may be amended or supplemented from time to time in accordance with the terms hereof, the Framework Agreement, the LLC Agreement and the Warrant (as defined in the Framework Agreement), together with all exhibits referenced herein and in instruments provided pursuant hereto and thereto, constitutes the complete integrated agreement between the Parties concerning the subject matter hereof and thereof. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits, the Schedules attached hereto or any instrument delivered pursuant thereto, the terms and conditions of this Agreement shall control except with respect to any provisions relating specifically to a Project, in which event, the Schedule, Exhibit or instrument related specifically to such Project shall control; provided, however, that in the event of a conflict between any of the terms and conditions of Article VII (Intellectual Property Rights), Article VIII (Superintendence and Employees), Article XII (Confidentiality and Access to Customer Systems), Article XIV (Indemnification; Limitation of Liability), Article XV (Term and Termination), or this Article XIX (Miscellaneous Provisions) of this Agreement and the terms and conditions of any Schedule, Exhibit or instrument, the terms and conditions of such sections of this Agreement shall control (unless expressly stated otherwise in the Schedule, Exhibit, or instrument). Any exceptions expressly included in a particular Schedule, Exhibit or instrument, or any such conflict in which the terms and conditions of a Schedule, Exhibit or instrument control, shall apply only for purposes of the applicable Schedule, Exhibit or instrument, as the case may be, and shall not be deemed to in any way amend, modify, cancel, or waive the provisions of this Agreement or any other Schedule, Exhibit or instrument. In the event of a direct conflict of terms between a SOW and this Agreement, the order of control shall be the SOW and then this Agreement.

19.2 Symbotic Entities. Notwithstanding anything to the contrary in this Agreement, certain obligations of Symbotic under this Agreement may be fulfilled by the direct and indirect subsidiaries of Symbotic, including Symbotic Canada and its subsidiaries (the “Symbotic Entities”). Any obligation of Symbotic hereunder performed by the Symbotic Entities shall be considered to have been performed by Symbotic for purposes of this Agreement and shall be performed under the terms of this Agreement as applicable to Symbotic and, in connection therewith, Symbotic shall be responsible for any breach or other violation of this Agreement by any Symbotic Entity as if such breach or violation were a breach or violation by Symbotic.

19.3 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction nor shall it invalidate the entire Agreement. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall reasonably negotiate to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.4 Interpretation. References herein to any applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever used in this Agreement, except as otherwise expressly provided any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders and the terms “include,” “includes” and “including” shall be inclusive and not exclusive and shall be deemed to be followed by the following phrase “without limitation.” Unless otherwise specified, the terms “hereof,” “herein,” “hereunder,” “herewith” and similar terms refer to this Agreement as a whole (including all Schedules and Exhibits to this Agreement and any instrument entered into pursuant to this Agreement) and references herein to Sections, Articles, Schedules or Exhibits refer to the applicable sections, articles, schedules or exhibits of this Agreement. All references to “dollars” or “$” are to United States dollars, unless otherwise specified. All reference to “U.S.” shall be deemed references to the United States of America. Unless a different standard for approval or consent is otherwise specified herein, consents or approvals required under this Agreement shall not be unreasonably withheld, conditioned or delayed. Where a period of time is specified to run from or after a given day or the day of an act or event, it is to be calculated exclusive of such day; and where a period of time is specified as commencing on a given day or the day of an act or event, it is to be calculated inclusive of such day; a reference to a day is a reference to a period of time commencing at midnight and ending the following midnight; a reference to a Business Day is a reference to a period of time commencing at 9:00 AM local prevailing time on a Business Day and ending at 5:00 PM local prevailing time on the same Business Day; if the time for performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day. Accounting terms used herein shall be as used in accordance with GAAP unless otherwise specified. Whenever this Agreement requires a subsidiary of any Person to take any action, such requirement shall be deemed to include an undertaking on the part of such Person to cause such subsidiary to take such action. For the avoidance of doubt, whenever this Agreement requires Customer to take any action, such requirement shall be deemed to include an undertaking on the part of Customer to cause its applicable subsidiary to take such action. Any reference to an Exhibit, Schedule (including any Project Time Schedule), or SOW refers to that Exhibit, Schedule, or SOW as it may have been amended, supplemented or otherwise modified from time to time by the Parties pursuant to the terms of this Agreement.

19.5 Equitable Relief. Each Party acknowledges and agrees that any failure by such Party to perform its obligations under this Agreement may result in irreparable harm to the other Party, because monetary damages alone may not provide sufficient relief, and that the other Party is therefore entitled to bring an Action for specific performance or an injunction (without any need or requirement to post a bond) to enforce all its rights under this Agreement in accordance with the terms of this Agreement.

19.6 Successors and Assigns.

(a) Except with respect to Customer Indemnitees or Symbotic Indemnitees, which shall constitute Third Party beneficiaries hereunder, this Agreement is for the sole benefit of the Parties and shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(b) Without limiting Symbotic’s rights under Section 8.4(a) (Subcontractors) to subcontract and delegate to Subcontractors, neither Party to this Agreement may assign any of its rights or obligations hereunder (or in any certificate or instrument entered into or provided in connection herewith) by contract, operation of law or otherwise without the prior written consent of the other Party; provided, however, that either Party may, without the prior written consent of the other Party, assign all or any portion of its rights or obligations under this Agreement (or under any certificate or instrument entered into or provided in connection herewith) to one or more Persons constituting an Affiliate thereof as of immediately prior to such assignment, but no such assignment shall relieve the assigning Party of any of its obligations hereunder.

19.7 Cumulative Remedies. Subject to the terms and provisions hereof, remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at Law (subject to the limitations set forth in this Agreement) or in equity.

19.8 Late Payments; Set-Off. Any due and unpaid amount owed under this Agreement by either Party to the other shall incur a late charge equal to the lower of (i) 10% per annum and (ii) the highest rate permitted by Law, on all amounts not subject to a bona fide Dispute under Section 9.3 (Payment Disputes) that are overdue beyond 30 days, but this late charge shall not waive or extend any obligation of a Party to make undisputed payments when due. In case a late payment is the result of a good faith Dispute that is subsequently resolved in payee Party’s favor, interest shall accrue from the date of resolution of the Dispute until the date of actual payment by payor Party. In case a late payment is not with respect to a payment subject to a good faith Dispute, interest shall accrue from the date that such payment was due until the date of actual payment by payor Party. For the avoidance of doubt, Symbotic’s rights to receive a late payment fee under this Section 19.8 (Late Payments) shall not be in lieu of Symbotic’s rights under this Agreement.

19.9 Governing Law. This Agreement and any Action in connection therewith, including in connection with the entering into, performance or termination thereof shall be governed solely by the Laws of the State of Delaware in the United States of America, without regard to its Laws regarding conflicts of laws.

19.10 Jurisdiction; Venue. The Parties mutually consent and submit to the sole jurisdiction of the federal and state courts for New Castle County, Delaware for the purposes of any Action confirming any arbitration award and entering judgment thereon pursuant to Article XVI (Dispute Resolution), and irrevocably waive any objection to the laying of venue of any such Action in such court or that any such court is an inconvenient forum; provided, however, that either Party may bring an equitable Action pursuant to Section 19.5 (Equitable Relief) in any court having jurisdiction, including with respect to a breach or threatened breach by the other Party of Article VII (Intellectual Property Rights), or Article XII (Confidentiality and Access to Customer Systems). THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS CLAUSE AND AGREE WILLINGLY TO ITS TERMS.

19.11 Waiver of Right to Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING CONCERNING THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS WHICH MAY BE ENTERED INTO BETWEEN CUSTOMER AND SYMBOTIC, INCLUDING IN CONNECTION WITH THE ENTERING INTO, PERFORMANCE OR TERMINATION THEREOF.

19.12 Publicity. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel) or otherwise contemplated under the Framework Agreement, no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such announcement.

19.13 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar of different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

19.14 Notices. The Parties shall agree on a process regarding notices for day-to-day operational activities. All other notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing (which shall include email) and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested) or by e-mail; (c) the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid); or (d) on the date sent by email; provided that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the methods described in the foregoing clauses (a), (b) and (c) of this Section 19.14 (Notices). Notices must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this section):

If to Customer:

GreenBox Systems LLC

[***]

Attn: [***]

Email: [***]

With a copy to (which shall not constitute notice):

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor

5-1, Marunouchi 1-Chome, Chiyoda-ku

Tokyo, Japan 100-6529

Attn: Kenneth A. Siegel

Email: ksiegel@mofo.com

Morrison & Foerster LLP

2100 L Street, NW Suite 900

Washington, D.C. 20037

Attn: David P. Slotkin

Email: dslotkin@mofo.com

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

Attn: Eric T. McCrath; Erik G. Knudsen

Email: emccrath@mofo.com; eknudsen@mofo.com

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn: Robert W. Downes; George Sampas; Matthew B. Goodman

Email: downesr@sullcrom.com; sampasg@sullcrom.com;

goodmanm@sullcrom.com

If to Symbotic:

Chief Executive Officer

Symbotic LLC

200 Research Drive

Wilmington, MA 01887

Email: [***]

With a copy to:

General Counsel

Symbotic LLC

200 Research Drive

Wilmington, MA 01887

Email: [***]

19.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

19.16 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

19.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19.18 Ambiguities. The Parties negotiated this Agreement in good faith. Any ambiguities in the language of this Agreement are not to be construed or resolved against either Party based on the fact that such Party was principally responsible for drafting this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

GREENBOX SYSTEMS LLC		SYMBOTIC LLC

By:	/s/ Vikas Parekh	By:	/s/ Richard B. Cohen
Name:	Vikas Parekh	Name:	Richard B. Cohen
Title:	Manager	Title:	President and Chief Executive Officer

Date:	July 23, 2023	Date:	July 23, 2023

Exhibit A

Definitions

In the Agreement, the following terms have the meanings specified or referred to in this Exhibit A (Definitions), and shall be equally applicable to the singular, plural and possessive forms.

“Acceptance Test” has the meaning set forth in Section 2.2.

“Acquiring Person” means a Person or a group of Persons acting in concert that is or are, as the case may be, the acquiring party or parties in a Change of Control; provided, however, that for the purpose of a Change of Control, a Person that is a wholly-owned Affiliate of a Party as of immediately prior to the first transaction in a series of related transactions which would otherwise constitute a Change of Control of such Party shall not be deemed an Acquiring Person in such a Change of Control.

“Action” means any claim, action, cause of action, demand, litigation, suit, grievance or proceeding.

“Adjusted Purchase Commitment” has the meaning set forth in Section 15.1.

“Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person, whether through ownership of securities, by contract or otherwise, for so long as such relationship is in effect (including Affiliates subsequently established by acquisition, merger or otherwise). For purposes of the rights and obligations under this Agreement, Symbotic Inc. and its subsidiaries, Customer and its subsidiaries, SB Group and its subsidiaries, and C&S and its subsidiaries shall be deemed not to be Affiliates of one another.

“Aggregate Data” means aggregated statistics and aggregated data created or derived by Symbotic from (a) System Data, (b) Symbotic’s provision of the Symbotic System or Symbotic System Software or (c) Customer’s use of the Symbotic System or Symbotic System Software; provided, however, that such Aggregate Data shall be anonymized such that Customer cannot reasonably be identified.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Specifications” means the Design Documents and the Software Documentation and any other Symbotic user manuals made available by Symbotic to Customer.

“As-Built Drawings” has the meaning set forth in Section 1.4(c).

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. §101 et seq.) entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Business” has the meaning ascribed to it in the Framework Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“C&S” means C&S Wholesale Grocers, Inc., a New Hampshire corporation.

“Cell” means the Equipment installed as part of the Symbotic System that is used (a) for the induction of inbound product and/or cases delivered to the Symbotic System by Customer (generally, from (i) the point of delivery of the product/cases by Customer to the Symbotic System to (ii) the Symbotic System lists to the storage structure thereof that transport the cases/product to different levels of the storage structure) and (b) for the handling of outbound product and/or cases delivered from the Symbotic System for delivery to Customer (generally, from (i) the point of hand-off from the Symbotic System lifts that transport the product/cases from the different levels of the Symbotic System storage structure to (ii) the point of delivery of such outbound product/cases from the Symbotic System to Customer).

“Change of Control” means a transaction or a series of related transactions by which (a) an Acquiring Person obtains the direct or indirect ownership of more than fifty percent (50%) of the applicable Person’s (or its direct or indirect controlling Person’s) outstanding capital stock (or other form of equity interest, including membership interests or units in a limited liability company) by sale, merger, reorganization or otherwise; (b) an Acquiring Person obtains the direct or indirect voting power to elect a majority of the directors of the applicable Person’s (or its direct or indirect controlling Person’s) board of directors (or other similar governing body); or (c) an Acquiring Person obtains directly or indirectly or exclusively licenses all or substantially all of the applicable Person’s (or its direct or indirect controlling Person’s) assets related to this Agreement.

“Change Order” has the meaning set forth in Section 1.7.

“Charges” has the meaning set forth in Section 9.1.

“Confidential Information” means Customer Confidential Information or Symbotic Confidential Information, as applicable.

“Consumables” shall have the meaning set forth in a Project SOW.

“Cost of Material and Labor” means the cost of material and labor for a Symbotic System calculated in accordance with Exhibit D (Pricing).

“Covered Taxes” has the meaning set forth in Section 9.5(a).

“Customer” has the meaning set forth in the Preamble.

“Customer-Authorized Third Parties” means any Third Party (a) to whom Customer has outsourced all or part of its operations of the Symbotic Systems who needs to use the Symbotic System Software and the Software Documentation in the performance of their duties to operate the Symbotic Systems for Customer, or (b) that is providing support and maintenance services to Customer after a Release Event, provided, however, that (i) such Third Party is not a direct competitor to Symbotic in the manufacture of automated material handling systems, including any

Symbotic Competitor (as defined in the LLC Agreement); and (ii) shall enter into a nondisclosure agreement with Symbotic or with Customer to the extent the Release Event was caused by Section 7.4(e)(i) or Section 7.4(e)(iv) which are no less restrictive with respect to Confidential Information than the terms of the nondisclosure agreement between Customer and Symbotic.

“Customer Confidential Information” means any information or data of a confidential nature, whether disclosed hereunder or prior to the Effective Date, whether orally, visually, or in writing, by way of any media, of Customer, any Affiliate of Customer, any client or customer of Customer or of an Affiliate of Customer, or any Third Party which has disclosed such information to Customer or to an Affiliate of Customer on a confidential basis, including but not limited to, Customer’s, or a Customer Affiliate’s, its respective customers’ or such Third Party’s business or financial affairs, trade secrets, technology, research and development, pricing, product plans, marketing plans, the terms of this Agreement, the types and amounts of Services provided hereunder by Symbotic to Customer, know-how, trade secrets, technical and economic data, computer programs, systems documentation, interfaces, requirements, specifications, database tables, dictionaries and designs, functional descriptions, interface control documents, system implementation plans, user and maintenance guides, screen and file formats, Web page designs, procedures, formulas, improvements, ideas (including patent information), copyrights or publications of a confidential nature, and all copies, summaries, and compilations of any of the foregoing. Notwithstanding the foregoing, Customer Confidential Information excludes Aggregate Data.

“Customer Data” means output data from Symbotic Systems specifying the volume of specific products delivered to specific recipients through use of Symbotic Systems, or any other output data from Symbotic Systems that could be used to determine or calculate such specific volume or specific products, and all derivative works thereof whether created by Symbotic or Customer (excluding Aggregate Data).

“Customer Indemnitees” has the meaning set forth in Section 14.1.

“Customer Material Breach” has the meaning set forth in Section 15.5.

“Customer Material Breach Notice” has the meaning set forth in Section 15.4.

“Customer Personal Information” means any information about an individual that would be considered (i) “personal information” as defined by the applicable U.S. state data breach notification laws; or (ii) “non-public personal information” within the meaning of Title V of the Gramm-Leach-Bliley Act of 1999, Public Law 106-102, 113 Stat. 1338 and its implementing regulations regarding private consumer information.

“Customer Responsibilities” means any activities or actions for which Customer is responsible under the Agreement, including, but not limited to, the Customer Site Responsibilities and Customer Dependencies (as defined in Exhibit F (Form of Operations and Maintenance SOW)).

“Customer Site Information” means all the data, information, documents, drawings, and reports related to each Site and provided by Customer to Symbotic for purposes of designing and installing the Symbotic System.

“Customer Site Responsibilities” means the responsibilities identified for Customer for a particular Site to be performed by the date or milestone identified in a Project SOW.

“Customer System” means the Customer servers on which the Symbotic System Software is installed and operated and the warehouse management systems that communicate with the Symbotic System Software.

“Customer Tax Proceedings Notice” has the meaning set forth in Section 9.5(d).

“Defect” means the failure of the Symbotic System to comply with the Applicable Specifications.

“Deliverables” has the meaning set forth in Section 7.1(a).

“Deposit Materials” has the meaning set forth in Section 7.4(a)(ii).

“Derivative Work” means a work that is based upon one or more preexisting works and that, if prepared without the authorization of the owner of the preexisting work, would constitute a copyright infringement, or any improvement, enhancement, modification or adaptation of or to a preexisting work.

“Design Documents” has the meaning set forth in Section 1.4(b).

“Direct Pay Permit” has the meaning set forth in Section 9.5(c).

“Disclosing Party” has the meaning set forth in Section 12.1.

“Dispute” means any dispute or difference of any kind whatsoever between the Parties arising under, out of or in any way in connection with the Agreement (including any question regarding its existence, validity or termination and whether based in breach of contract, tort or any other legal doctrine) or the execution of the Services or the Work, including any dispute as to any decision, opinion, interpretation, instruction, determination, acceptance, or payment, whether during the execution of the Services or the Work after completion thereof and whether before or after the termination, abandonment or breach of the Agreement.

“Duly Authorized Representatives” has the meaning set forth in Section 1.8.

“Effective Date” has the meaning set forth in the Preamble.

“Equipment” means all physical materials and parts required for a Symbotic System as set forth in a Project SOW.

“Escrow License” has the meaning set forth in Section 7.4(f).

“Excused Delay” has the meaning set forth in Section 6.2.

“Exemption Certificate” has the meaning set forth in Section 9.5(c).

“Extension Term” has the meaning set forth in Section 15.1.

“Feedback” means certain ideas, suggestions, recommendations, feedback or designs provided to Symbotic regarding the Symbotic System, Symbotic Property, and the Services.

“Final Acceptance” has the meaning set forth in Section 2.1.

“Final Acceptance Criteria” has the meaning set forth in the applicable Project SOW.

“Final Acceptance Notice” has the meaning set forth in Section 2.2.

“Financing Commitment” has the meaning set forth in Section 11.2.

“Financing Opportunity” has the meaning set forth in Section 11.2.

“Financing Opportunity Breach” has the meaning set forth in Section 11.2.

“Financing Procedures” has the meaning set forth in Section 11.2.

“F.O.B. Origin” has the meaning set forth in Section 3.2.

“Force Majeure Event” has the meaning set forth in Section 18.1.

“Framework Agreement” has the meaning set forth in the Recitals.

“GAAP” means generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, interstate, regional, local, county, parish, town, city, or municipal government, whether domestic or foreign, or any department, court, agency, commission, bureau, board, or other administrative, regulatory, or judicial body of any such government.

“Grace Period End Date” has the meaning set forth in Section 15.3.

“GreenBox Financing Opportunity Exclusive Period” has the meaning set forth in Section 11.2.

“GreenBox LAAS Opportunity Exclusive Period” has the meaning set forth in Section 11.1.

“Implemented Symbotic System” means a Symbotic System as installed, implemented, extended, updated, or supplemented at a Site pursuant to the terms of a separate agreement between the Parties.

“Indemnifying Party” has the meaning set forth in Section 14.3(a).

“Indemnitee” has the meaning set forth in Section 14.3(a).

“Initial Term” has the meaning set forth in Section 15.1.

“Insolvency Event” shall mean (i) a Party becomes insolvent or ceases to carry on business; (ii) any action is taken for the receivership, bankruptcy, liquidation or winding-up of a Party; (iii) a Party makes any assignment for the benefit of its creditors or others, except for an assignment permitted pursuant to this Agreement; or (iv) proceedings are commenced under legislation with a view to the Party seeking protection from its creditors, including a proceeding under Chapters 7 or 11 of the United States Bankruptcy Code; in each case, (y) other than where such circumstance, action or proceeding is not lifted, dismissed, stayed, revoked, terminated or rescinded within 30 days following the commencement thereof.

“Installation Commencement Date” means the date on which installation of a Symbotic System commences at a Site pursuant to a Project SOW.

“Intellectual Property” means all rights, throughout the world, in: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, trade names, corporate names, slogans, any other indicia of origin, and all goodwill associated with the foregoing, whether or not registered with a Governmental Authority, and any applications for such registrations; (iii) copyrights and other works of authorship, whether or not registered with a Governmental Authority; (iv) non-public inventions, methods, processes, know-how, data collections, and other confidential information whether or not any of the foregoing is a legally protectable trade secret; (v) databases; (vi) personal information; or (vii) any other intangible proprietary rights.

“LAAS Opportunity” has the meaning set forth in Section 11.1.

“LAAS Opportunity Breach” has the meaning set forth in Section 11.1.

“LAAS Procedures” has the meaning set forth in Section 11.1

“Law” means any law, declaration, decree, standards, code (including the National Fire Protection Association codes and standards), legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body, domestic, international, or foreign, and any rules and regulations of self-regulatory organizations that may be applicable to a Party in the performance of its obligations under this Agreement, in each case that are in effect from time to time during the Term.

“Legal Requirements” means all applicable federal (including, but not limited to, the Americans With Disabilities Act), state and local statutes, laws, codes, ordinances, rules and regulations, and all applicable orders and decrees of any government or quasi-government entity having jurisdiction over the Project, having jurisdiction over the acts, practices or operations of the Parties, any Subcontractors and/or any Sub-Subcontractors regarding the performance of the Work, and/or having jurisdiction over any Work.

“Liability Cap” has the meaning set forth in Section 14.5.

“Licensed Field” means conducting the Business in the Territory at Project Sites using Symbotic Systems.

“Lien” means any mortgage, pledge, assessment, security interest, lien, levy, charge or any other agreement to give any of the foregoing.

“LLC Agreement” has the meaning set forth in the Recitals.

“Losses” means any and all claims, liabilities, losses, damages, causes of action, indemnification obligations, orders of Governmental Authorities, fines, penalties, litigation, lawsuits, administrative proceedings, arbitration, mediation, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs, and other reasonable costs of suit, arbitration, dispute resolution or other similar proceedings.

“Malicious Code” has the meaning set forth in Section 13.1(f).

“Margin Percentage Payments” has the meaning set forth in Exhibit D (Pricing).

“Object Code” means executable, machine-readable software code.

“On-Site Manager” means the person(s) identified in the applicable Project SOW.

“Operations and Maintenance SOW” has the meaning set forth in Section 1.4(e).

“OSHA” has the meaning set forth in Section 13.1(d).

“Parties” has the meaning set forth in the Preamble.

“Performance Standards” has the meaning set forth in the applicable Project SOW.

“Permits” means permits, special development, impact documents, certificates, temporary easements, temporary permits and all other such requirements of public authorities or private parties; provided that, for the avoidance of doubt, Permit does not include a Direct Pay Permit.

“Person” means any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization, including any Governmental Authority. A Person shall include any officer, director, member, manager, employee or agent of such Person.

“Personnel” means, with respect to a Party, such Party’s employees and contractors, as applicable.

“Preliminary Acceptance” has the meaning set forth in Section 2.1.

“Preliminary Acceptance Criteria” has the meaning set forth in the applicable Project SOW.

“Preliminary Acceptance Notice” has the meaning set forth in Section 2.2(b).

“Procurement Approval Date” has the meaning set forth in the Rolling Project Schedule.

“Project” has the meaning set forth in Section 1.4(a).

“Project Drawings” has the meaning set forth in Section 7.1(e).

“Project Site” means a Site where Work is being performed under a Project SOW.

“Project SOW” has the meaning set forth in Section 1.4(a).

“Project SOW Date” has the meaning set forth in Section 1.5.

“Project Time Schedule” means a detailed Work schedule for each Project, prepared and delivered by Symbotic to Customer, which shall be incorporated into the applicable Project SOW.

“Purchase Commitment” has the meaning set forth in Section 1.3.

“Receiving Party” has the meaning set forth in Section 12.1.

“Recommended Spare Parts List” or “RSPL” means the list of recommended spare Equipment parts for the Symbotic System that Symbotic publishes on a periodic basis showing the list price for each part.

“Records” has the meaning set forth in Section 17.1.

“Release Event” has the meaning set forth in Section 7.4(e).

“Release Expiration” has the meaning set forth in Section 7.4(h).

“Representatives” has the meaning set forth in Section 12.1.

“Responsibilities Matrix” has the meaning set forth in Section 5.1.

“Retention Period” has the meaning set forth in Section 9.5(e)(iii).

“Rolling Project Schedule” has the meaning set forth in Section 1.5.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (ii) to the extent applicable, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“SB Group” has the meaning set forth in the Recitals.

“Services” means the Work, the Software License and any other services provided by or on behalf of Symbotic under the Agreement and as set forth in a SOW.

“Site” has the meaning set forth in Section 1.2.

“Software” means any software programs and programming, applications, operating systems, utilities and interfaces, and all documentation relating thereto, together with all corrections, improvements, updates, releases, and new versions thereof.

“Software Documentation” means, in digital or printed form, the written technical, user, and reference manuals and guides published by Symbotic, including the DOO (as defined in Exhibit C (Form of Project SOW)) applicable to the specific Symbotic System, describing the operation and use of the Symbotic System Software, that are made available by Symbotic to Symbotic’s general customer base who use the Symbotic System Software.

“Software License” has the meaning set forth in Section 7.3(a).

“Software License and Subscription SOW” has the meaning set forth in Section 1.4(d).

“Software License Fee” has the meaning set forth in Exhibit D (Pricing).

“Software Maintenance Services” has the meaning set forth in Section 1.4(f).

“Software Support and Maintenance Agreement” has the meaning set forth in Section 1.4(f).

“Source Code” means the uncompiled high-order version of the Symbotic System Software that is readable by a natural person.

“Source Code Escrow Agent” has the meaning set forth in Section 7.4(a).

“Source Code Escrow Agreement” has the meaning set forth in Section 7.4(a).

“SOW” means any Project SOW, Software License and Subscription SOW or Operations and Maintenance SOW, as applicable, and any terms, conditions, rights and obligations set forth thereunder.

“Specifications” means the Symbotic System specifications set forth in the applicable Project SOW, including the Equipment, Work and Services to be provided and performed.

“Subcontractor” means any Person that Symbotic uses to perform any of the Services.

“Subscriber Claim” has the meaning set forth in Section 1.9(d).

“Sub-Subcontractor” means any Person of any tier who has a direct or indirect contractual relationship with a Subcontractor for the performance of a portion of the Work.

“Subscribers” means direct customers of the Business.

“Sunlight” has the meaning set forth in the Recitals.

“SVF” has the meaning set forth in the Recitals.

“Symbotic” has the meaning set forth in the Preamble.

“Symbotic Canada” means Symbotic Group Holdings, ULC, a British Columbia unlimited liability company.

“Symbotic Confidential Information” means any information or data of a confidential nature, whether disclosed hereunder or prior to the Effective Date, whether orally, visually, or in writing, by way of any media, of Symbotic, any Affiliate of Symbotic, any client or customer of Symbotic or of an Affiliate of Symbotic, or any Third Party which has disclosed such information to Symbotic or to an Affiliate of Symbotic on a confidential basis, including but not limited to, Symbotic’s or a Symbotic Affiliate’s, its respective customers’ or such Third Party’s business or financial affairs, trade secrets, technology, research and development, pricing, product plans, marketing plans, the terms of this Agreement, the types and amounts of Services provided hereunder by Symbotic to Customer, System Data, know-how, trade secrets, technical and economic data, computer programs, systems documentation, interfaces, requirements, specifications, database tables, dictionaries and designs, functional descriptions, interface control documents, system implementation plans, user and maintenance guides, screen and file formats, Web page designs, procedures, formulas, improvements, ideas (including patent information), copyrights or publications of a confidential nature, and all copies, summaries, and compilations of any of the foregoing. In addition, all Symbotic Property shall be Symbotic Confidential Information.

“Symbotic Entities” has the meaning set forth in Section 19.2.

“Symbotic Holdings” has the meaning set forth in the Recitals.

“Symbotic Inc.” has the meaning set forth in the Recitals.

“Symbotic Indemnitees” has the meaning set forth in Section 14.2.

“Symbotic Information” has the meaning set forth in Section 13.4.

“Symbotic Material Breach” has the meaning set forth in Section 15.4.

“Symbotic Material Breach Notice” has the meaning set forth in Section 15.5.

“Symbotic Property” has the meaning set forth in Section 7.1(a).

“Symbotic Property License” has the meaning set forth in Section 7.3(b).

“Symbotic Succession Event” means the occurrence of (i) the termination of Richard B. Cohen’s employment with Symbotic Inc. for any reason (the date of such occurrence as applicable, the “Succession Date”), and (ii) on or prior to the Succession Date, (A) Symbotic Inc. (or successor thereto) has not employed a Chief Executive Officer, co-Chief Executive Officer, or President(other than Richard B. Cohen), and (B) a successor (contingent or otherwise) to Richard B. Cohen, as the Chief Executive Officer of Symbotic Inc. (or successor thereto), has not been identified by name by the Board of Directors of Symbotic Inc. (or successor thereto) or a committee thereof (it being understood and agreed that for purposes of this definition, if the successor to Symbotic Inc. is not a corporation, references to “Board of Directors” shall mean any similar or equivalent governing body).

“Symbotic System” means Symbotic’s proprietary automated material handling system(s) for use in a distribution, fulfillment center or other location as provided by Symbotic to Customer under this Agreement, including the Symbotic System Software and all related components.

“Symbotic System Software” means the Symbotic-provided software (i) installed on the Equipment, including, in accordance with Exhibit G (Software Support and Maintenance Agreement), all releases and maintenance modifications, and any configurations and customizations; and (ii) used in the operation of the Symbotic System, including, to manage bots, lifts, inbound and outbound Cells, safety, and to communicate with Customer’s designated business or warehouse software.

“System Data” means any and all data, information, metadata, configuration and log files residing in, generated, processed or used by a Symbotic System at any Customer Site in connection with the installation, implementation, use, operation, maintenance or support of such Symbotic System and all derivatives thereof, other than Customer Confidential Information.

“System Operating SOW” means each such separate statement of work entered into between Symbotic and Customer substantially in the form of Exhibit F (Form of Operations and Maintenance SOW).

“Tax Proceedings” has the meaning set forth in Section 9.5(d).

“Term” has the meaning set forth in Section 15.1.

“Territory” means any territory in which Customer is permitted to operate as identified in Schedule 1 (Territory), which schedule may be amended from time to time upon mutual agreement by the Parties in writing; provided that Territory shall not include any area located in a country or territory that is the subject of comprehensive Sanctions.

“Third Party” means a Person other than either of the Parties or their Affiliates.

“Third-Party Claim” has the meaning set forth in Section 14.3(a).

“Unordered Systems” has the meaning set forth in Section 15.9.

“Unordered Systems Liquidated Damages” has the meaning set forth in Section 15.9.

“Walmart MAA” means the Second Amended and Restated Master Automation Agreement, dated May 20, 2022, among Walmart Inc., Symbotic and Symbotic Holdings.

“Warranty” has the meaning set forth in Section 13.2(a)(i).

“Warranty Period” has the meaning set forth in Section 13.2(a)(i).

“Willful Misconduct” means an action or omission taken or omitted (i) with the knowledge at the time of commission or omission that the action or omission at issue is a breach of such Party’s obligations under this Agreement, and (ii) for the purpose of harming the other Party or its customers or clients.

“Work” means the performance by Symbotic of all work and services required under a SOW.

“Work Product” means all materials, works of authorship, inventions, ideas, techniques, know-how, designs, specifications, data collections, plans, methods, processes, procedures, and technical and other information conceived, authored, invented, generated or produced by Symbotic or its Personnel in the course of performing the Services or otherwise pursuant to this Agreement.